UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

ATWOOD OCEANICS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ATWOOD OCEANICS, INC.

15011 Katy Freeway, Suite 800

Houston, Texas 77094

January 13, 2014

Dear Shareholder:

You are cordially invited to join us for our 2014 Annual Meeting of Shareholders to be held on Wednesday, February 19, 2014 at 12:00 P.M., Houston Time, at the principal executive office of Atwood Oceanics, Inc., 15011 Katy Freeway, First Floor, Houston, Texas 77094.

The materials following this letter include the formal Notice of Annual Meeting of Shareholders and the proxy statement. The proxy statement describes the business to be conducted at the meeting, which includes the election of eight members of our Board of Directors to serve one-year terms, an advisory, non-binding resolution to approve our executive compensation for fiscal year 2013, the approval of an amendment of our Amended and Restated Certificate of Formation to increase the number of authorized shares of our common stock from 90,000,000 to 180,000,000, and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the 2014 fiscal year. At the Annual Meeting, we will also report on industry matters of current interest to our shareholders, and you will have an opportunity to ask questions following the completion of business.

It is important that your shares be represented. Regardless of whether you plan to attend the meeting in person, please take a moment now to vote your proxy over the Internet, by telephone, or, if printed proxy materials are mailed to you, by completing and signing the form of proxy and promptly returning it in the envelope provided. The Notice of Annual Meeting of Shareholders on the following page includes instructions on how to vote your shares.

The officers and directors of Atwood Oceanics, Inc. appreciate and encourage shareholder participation. We look forward to seeing you at the Annual Meeting.

Sincerely,

Robert J. Saltiel

President and Chief Executive Officer

ATWOOD OCEANICS, INC.

15011 Katy Freeway, Suite 800

Houston, Texas 77094

NOTICE OF 2014 ANNUAL MEETING OF SHAREHOLDERS

DATE	Wednesday, February 19, 2014

TIME	12:00 P.M., Houston Time

PLACE	15011 Katy Freeway, First Floor
Houston, Texas 77094

ITEMS OF BUSINESS	1.	To elect the eight members of our Board of Directors specified in the accompanying proxy statement to serve one-year terms.

2.	To approve, by a shareholder non-binding advisory vote, the compensation of our named executive officers.

3.	To approve an amendment of our Amended and Restated Certificate of Formation to increase the number of authorized shares of our common stock from 90,000,000 to 180,000,000.

4.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for fiscal year 2014.

5.	To transact such other business as may properly come before the meeting or any adjournments thereof.

RECORD DATE	You may vote, in person or by proxy, at the Annual Meeting if you were a holder of record of our common stock at the close of business on December 20, 2013.

VOTING BY PROXY	In order to avoid additional soliciting expense to us, please vote your proxy as soon as possible, even if you plan to attend the meeting. Shareholders of record can vote by one of the following methods:

1.	Call 1-800-690-6903 to vote by telephone;

2.	Go to www.proxyvote.com to vote over the Internet; or

3.	MARK, SIGN, DATE AND RETURN your proxy card in the enclosed postage-paid envelope. If you are voting by telephone or the Internet, please do not mail your proxy card.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIAL FOR THE

SHAREHOLDERS MEETING TO BE HELD ON FEBRUARY 19, 2014.

A COPY OF THE PROXY STATEMENT, A FORM OF PROXY, AND THE ATWOOD

OCEANICS, INC. 2013 ANNUAL REPORT TO SHAREHOLDERS ARE

AVAILABLE AT www.proxyvote.com.

By Order of the Board of Directors

Walter A. Baker

Corporate Secretary

January 13, 2014

2014 ANNUAL MEETING OF SHAREHOLDERS

ATWOOD OCEANICS, INC.

PROXY STATEMENT

This proxy statement relates to the solicitation of proxies by the Board of Directors of Atwood Oceanics, Inc. for use at the 2014 Annual Meeting of Shareholders to be held on February 19, 2014 at 12:00 P.M., Houston Time, at 15011 Katy Freeway, First Floor, Houston, Texas, 77094 and at any and all adjournments or postponements thereof. This proxy statement contains information about the items being voted on at the Annual Meeting. Please read it carefully.

This proxy statement, a form of proxy and voting instructions are expected to be mailed on or about January 13, 2014. Our 2013 Annual Report to Shareholders, including consolidated financial statements for the fiscal year ended September 30, 2013, is expected to be mailed at the same time. The Annual Report is not to be considered as a part of the proxy solicitation material or as having been incorporated by reference into this proxy statement.

Our principal executive office is located at 15011 Katy Freeway, Suite 800, Houston, Texas 77094, our telephone number is (281) 749-7800 and our website address is www.atwd.com. Information contained on our website, including information referred to in this proxy statement, is not to be considered as part of the proxy solicitation material and is not incorporated by reference into this proxy statement.

QUESTIONS AND ANSWERS ABOUT VOTING

Who is entitled to vote?

Only holders of record of our common stock, par value $1.00 per share, on December 20, 2013 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof. As of the record date, there were              shares of common stock outstanding and entitled to vote at the meeting. Each share of common stock is entitled to one vote on all matters, except the election of directors. In the election of directors, a shareholder may exercise his right to cumulate votes as detailed under “What are the requirements to elect the directors and approve each of the proposals?”, below. No other class of securities will be entitled to vote at the meeting.

A complete list of shareholders entitled to vote at the meeting will be open to the examination of any shareholder for any purpose germane to the Annual Meeting for a period of 10 days prior to the meeting at the Company’s principal executive offices set forth above during usual business hours. Such list shall also be open to the examination of any shareholder present at the meeting.

Who is soliciting my proxy to vote my shares?

Our Board of Directors is soliciting your proxy, or your authorization for our representatives to vote your shares. Your proxy will be effective for the Annual Meeting and at any adjournments or postponements thereof.

What are the Board of Directors’ voting recommendations regarding the election of directors and proposals?

The Board of Directors recommends that you vote as follows:

Proposal to be Voted Upon		Recommendation
Proposal No. 1	Election of eight nominees to the Board of Directors	“FOR” Each Nominee
Proposal No. 2	Advisory vote on the Company’s executive compensation	“FOR”
Proposal No. 3	Approval of the amendment of the Company’s Amended and Restated Certificate of Formation	“FOR”
Proposal No. 4	Ratification of the Company’s independent auditors	“FOR”

What constitutes a quorum?

For business to be conducted at the meeting, a quorum constituting a majority of the shares of common stock issued and outstanding and entitled to vote must be in attendance or represented by proxy. Abstentions and broker non-votes (defined below) will be considered as present for quorum purposes.

How do I vote?

Shareholders entitled to vote at the Annual Meeting may vote in person or by proxy. Proxies may be submitted over the Internet, by telephone or by mail. Proxies submitted over the Internet or by telephone must be received by 11:59 P.M. Eastern Time, on Tuesday, February 18, 2014. Submitting a proxy authorizes the persons appointed as proxies to vote your shares at the Annual Meeting in the manner that you have indicated. The persons named in the form of proxy (Mark L. Mey and Walter A. Baker) have advised that they will vote all shares represented by proxy unless authority to so vote is withheld by the shareholder granting the proxy. In the election of directors, such persons will have the discretion to cumulate the votes of the shares represented by proxy, although the exercise of such discretion is not expected. If your proxy does not indicate your vote, the persons named in the proxy will vote your shares “FOR” the Board’s director nominees, “FOR” approval of the advisory resolution regarding executive compensation, “FOR” the approval of the amendment to our Amended and Restated Certificate of Formation, and “FOR” the ratification of the appointment of our independent auditors. If any other matters properly come before the meeting, your shares will be voted in accordance with the discretion of the persons named in the proxy.

Can I change my vote?

A proxy may be revoked by a shareholder at any time before it is voted by giving notice of the revocation in writing to the Company’s Corporate Secretary at 15011 Katy Freeway, Suite 800, Houston, Texas 77094, by submitting another valid proxy by mail, telephone or over the Internet that is later dated and, if mailed, is properly signed, or by voting in person at the meeting.

What are the requirements to elect the directors and approve each of the proposals?

The election of directors at the Annual Meeting requires the vote of holders of a plurality of the shares represented in person or by proxy at a meeting at which a quorum is present. Abstentions and broker non-votes will not affect the election outcome.

Each share of common stock entitles its owner to one vote except with respect to the election of directors. With respect to the election of directors, each shareholder has the right to vote in person or by proxy the number of shares registered in his name for as many persons as there are directors to be elected, or to cumulate such votes and give one candidate as many votes as shall equal the number of directors to be elected multiplied by the number of his shares, or to distribute the votes so cumulated among as many candidates as he may desire. In the event of cumulative voting, the candidates for directors receiving the highest number of votes, up to the number of directors to be elected, shall be elected.

If a shareholder desires to exercise his right to cumulate votes for directors, the laws of the State of Texas, the state in which we are incorporated, require the shareholder to give our Corporate Secretary written notice of such intention on or before the day preceding the meeting. Such notice should be sent to: Atwood Oceanics, Inc., 15011 Katy Freeway, Suite 800, Houston, Texas 77094, Attn: Corporate Secretary. If any shareholder gives such notice, all shareholders have the right to use cumulative voting at the meeting. The persons named in the form of proxy (Mark L. Mey and Walter A. Baker) are not expected to exercise the right to cumulate votes for the election of the directors named elsewhere in this proxy statement, although such persons shall have discretionary authority to do so.

The advisory vote on the Company’s executive compensation and the ratification of the appointment of independent auditors each require the affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy who are entitled to vote, and who voted for or against the proposal, at a meeting at which a quorum is present. Abstentions and broker non-votes will have no effect on the outcome of these proposals.

Approval of the amendment of the Company’s Amended and Restated Certificate of Formation will require the affirmative vote of the holders of two-thirds of the outstanding shares of common stock entitled to vote. Abstentions will have the same effect as a vote “AGAINST” the approval of the amendment and restatement.

If my shares are held in a “street name” by my broker, will my broker vote my shares for me?

Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of those shares. If brokers do not receive specific instructions, brokers may in some cases vote the shares in their discretion. Under New York Stock Exchange (“NYSE”) rules, the approval of the amendment of our Amended and Restated Certificate of Formation and the proposal to ratify the appointment of independent auditors are considered “discretionary” items. This means that brokerage firms may vote in their discretion on these matters on behalf of clients who have not furnished voting instructions at least 10 days before the date of the meeting. In contrast, the election of directors and the advisory vote on executive compensation are “non-discretionary” items. This means brokerage firms that have not received voting instructions from their clients on these proposals may not vote on them. These so-called “broker non-votes” will be considered to be present at the meeting for purposes of determining a quorum.

What happens if I am a registered holder?

If your shares are registered directly in your name, you are the holder of record of such shares. As the holder of record, you have the right to give your proxy directly to us, to give your voting instructions by telephone or over the Internet or to vote in person by ballot at the meeting.

What happens if I abstain or withhold my vote on any proposal?

Abstentions are counted as present in determining whether the quorum requirement is satisfied. With respect to the director elections, the advisory vote on our executive compensation and the ratification of the appointment of independent auditors, abstentions will have no effect on the outcome. Abstentions will have the same effect as a vote “AGAINST” the approval of the amendment of our Amended and Restated Certificate of Formation.

Does Atwood offer electronic delivery of proxy materials?

Yes. We are making this proxy statement, the form of proxy and our 2013 Annual Report available to shareholders electronically via the Internet on www.proxyvote.com. On or about January 13, 2014, we began mailing to our shareholders proxy materials and a Notice of Annual Meeting of Shareholders containing instructions on how to access this proxy statement and our Annual Report and how to vote by telephone or online. The notice is not a form for voting.

What is “householding”?

Securities and Exchange Commission (“SEC”) rules allow us to deliver a single copy of our Annual Report and proxy statement to any household not participating in electronic proxy material delivery at which two or more shareholders reside, if we believe the shareholders are members of the same family. This role benefits both you and the Company. We believe it eliminates duplicate mailings to shareholders living at the same address and reduces our printing and mailing costs. This rule applies to any Annual Report or proxy statement. Each shareholder will continue to receive a separate proxy card or voting instruction card.

Your household may have received a single set of proxy materials this year. If you prefer to receive your own copy, or if you have received multiple copies and prefer a single set, please make your request by calling 1-800-690-6903, using the website www.proxyvote.com, by e-mail at sendmaterial@proxyvote.com, or in writing to Atwood Oceanics, Inc., c/o Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004. We will promptly send separate proxy materials to a shareholder at a shared address on request.

If a broker or other nominee holds your shares, you may continue to receive some duplicate mailings. Certain brokers will eliminate duplicate account mailings by allowing shareholders to consent to such elimination or through implied consent if a shareholder does not request continuation of duplicate mailings. Since not all brokers and nominees may offer shareholders the opportunity this year to eliminate duplicate mailings, you may need to contact your broker or nominee directly to discontinue duplicate mailings to your household.

What if I plan to attend the Annual Meeting?

Attendance at the Annual Meeting will be limited to shareholders as of the record date, December 20, 2013. Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport. Shareholders holding common stock in brokerage accounts or by a bank or other nominee will be required to show a brokerage statement or account statement reflecting stock ownership as of the record date. Cameras, recording devices and certain other electronic devices will not be permitted at the Annual Meeting.

How are proxies being solicited?

We are soliciting the proxies and will bear the entire cost of this solicitation. It is expected that the solicitation will be primarily by mail, telephone and facsimile. We have arranged for Okapi Partners, LLC, 437 Madison Ave., 28th Floor, New York, New York 10022, to solicit proxies on our behalf for a fee of $7,500 plus out-of-pocket expenses. Proxies may also be solicited personally by our directors, officers and other employees in the ordinary course of business. No additional compensation for soliciting proxies will be paid to our directors, officers or other regular employees for their proxy solicitation efforts. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses in sending these materials to you.

What do I do if I receive more than one notice or proxy card?

If you hold your shares in more than one account, you will receive a notice or proxy card for each account. To ensure that all of your shares are voted, please sign, date and return all proxy cards or use each proxy card or notice to vote by telephone or Internet. Please be sure to vote all of your shares.

Will there be any other business conducted at the Annual Meeting?

The Board of Directors is not aware of any other matters that are to be presented for action at the meeting. However, if any other matters properly come before the meeting, your shares will be voted in accordance with the discretion of the appointed proxies.

Who is the Transfer Agent?

Our Transfer Agent is Continental Stock Transfer & Trust Company. All communications concerning shareholders of record accounts, including address changes, name changes, common stock transfer requirements, and similar issues can be handled by contacting Continental Stock Transfer & Trust Company by phone at 212-509-4000, ext. 206, via email at cstmail@continentalstock.com, or in writing at 17 Battery Place, New York, New York 10004.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At our Annual Meeting of Shareholders, eight directors are to be elected for terms of one year each. All eight director nominees are currently serving as directors and are standing for re-election.

Nominees	Present Position with the Company	Served as a Director Continuously Since	Age
Deborah A. Beck	Director	February 2003	66

George S. Dotson	Director	February 1988	73

Jack E. Golden	Director	September 2009	65

Hans Helmerich	Director	February 1989	55

Jeffrey A. Miller	Director	March 2013	50

James R. Montague	Director	June 2006	66

Robert J. Saltiel	Director; President and Chief Executive Officer	February 2010	51

Phil D. Wedemeyer	Director	October 2011	64

The nominees have agreed to be named in this proxy statement and have indicated a readiness to continue to serve if elected. The Nominating and Corporate Governance Committee of the Board of Directors has determined that each of the nominees qualifies for election under its criteria for the evaluation of directors and has recommended that each of the candidates be nominated for election. If any nominee becomes unable to serve before the Annual Meeting, shares represented by proxy may be voted for a substitute designated by the Board, unless a contrary instruction is indicated on the proxy. The Board has no reason to believe that any of the nominees will become unavailable. As detailed under “Corporate Governance – Director Independence” below, the Board has affirmatively determined that each of the nominees, other than Mr. Saltiel, qualifies as “independent” as that term is defined under the rules of the NYSE and the SEC.

Information about Nominees

Deborah A. Beck has served on the Board of Directors since February 2003. Ms. Beck served as Executive Vice President Planning and Technology and a member of the Management Committee of the Northwestern Mutual Life Insurance Company from 2000 until her retirement in 2006. Ms. Beck joined Northwestern Mutual in 1975 and during her tenure served in various executive capacities, including Senior Vice President-Insurance Operations, Vice President – New Business, and Vice-President of Policy Benefits and Assistant General Counsel. Northwestern Mutual is a leading direct provider of individual life insurance and offers insurance products, investment products and advisory services.

George S. Dotson has served on the Board of Directors since February 1988. Mr. Dotson served as an advisor to Helmerich & Payne, Inc. from March 2006 to March 2009 and was a Director from March 1989 to March 2007. He served as Vice President Drilling of Helmerich & Payne, Inc. and President of Helmerich & Payne International Drilling Co. from 1977 until his retirement in 2006. Helmerich & Payne, Inc. is a publicly-traded energy-oriented company primarily engaged in contract drilling of oil and gas wells both in the United States and internationally. Mr. Dotson also serves as a director of EdgeMarc Energy Holdings, LLC, a privately-held oil and gas exploration and production company.

Jack E. Golden has served on the Board of Directors since September 2009. Dr. Golden is managing partner of Edgewater Energy LLC, a Texas based oil and gas company. Previously, Dr. Golden was employed by BP p.l.c. from 1982 through his retirement in 2005, where he served in various executive capacities including Group Vice President – Exploration and Production. As Group Vice President – Exploration and Production, he directed significant portions of BP’s global exploration and production operations. Dr. Golden also serves as a director of Cobalt International Energy, Inc., a publicly-traded independent exploration and production company.

Hans Helmerich has served on the Board of Directors since February 1989. Since March 2012, Mr. Helmerich has been the Chairman and Chief Executive Officer, as well as a director, of Helmerich & Payne, Inc., a publicly-traded energy-oriented company primarily engaged in contract drilling of oil and gas wells both in the United States and internationally, previous to which he served as President and Chief Executive Officer, as well as a director, for over 20 years. Mr. Helmerich also serves as a director of Cimarex Energy Co., a publicly-traded energy exploration and production company, and as a trustee of the Northwestern Mutual Life Insurance Company.

Jeffrey A. Miller has served on the Board of Directors since March 2013. Since September 2012, Mr. Miller has served as the Executive Vice President and Chief Operating Officer of Halliburton Company. Previously, Mr. Miller held a number of positions at Halliburton, including most recently as Senior Vice President of Global Business Development and Marketing from January 2011 to September 2012, responsible for strategic account management, sales and marketing. From 2002 to 2011, he served in various other executive roles at Halliburton, including as Senior Vice President of Halliburton’s Gulf of Mexico Region; Vice President of Halliburton’s Baroid business line; Country Vice President for Indonesia; and Country Vice President for Angola. Mr. Miller is a licensed Certified Public Accountant.

James R. Montague has served on the Board of Directors since June 2006. Mr. Montague served as President of Encana Gulf of Mexico, Inc., a subsidiary of Encana Corporation which is involved in oil and gas exploration and production, from December 2001 to until his retirement in October 2002. Previously, Mr. Montague served as President of two subsidiaries of International Paper Company, IP Petroleum Company, an oil and gas exploration and production company, and GCO Minerals Company, which manages International Paper Company’s mineral holdings from 1996 to June 2001. Mr. Montague also serves as a director of Magellan Midstream Partners, L.P., a publicly-traded limited partnership engaged in the transportation, storage and distribution of refined petroleum products, and as a director of Memorial Hermann Healthcare System, a not-for-profit healthcare system. He also served as the non-executive Chairman of the Board of Davis Petroleum Company, a private company, until March 2013. Mr. Montague was a director of PVR Partners, L.P., a publicly-traded limited partnership which owns and manages coal and natural resource properties and related assets and owns and operates midstream natural gas gathering and processing businesses, from August 2001 until September 2012.

Robert J. Saltiel has served as the Company’s President and Chief Executive Officer since December 2009 and was first elected to the Board of Directors in February 2010. Mr. Saltiel has more than 25 years of experience in the oil and gas industry, having served in a variety of leadership roles focused on general management, operations, marketing and strategic planning. Prior to joining the Company, Mr. Saltiel was Executive Vice President and Chief Operating Officer for Transocean Ltd. and from July 2003 to December 2009 served in various other executive roles at Transocean Ltd., including Executive Vice President, Performance and Senior Vice President of Transocean’s North and South America Unit, which covered the U.S. Gulf of Mexico, Canada, Trinidad and Brazil.

Phil D. Wedemeyer has served on the Board of Directors since October 2011. In July 2011, Mr. Wedemeyer retired as a partner from Grant Thornton LLP, an international accounting firm, where he had served since August 2007. From May 2003 to July 2007, Mr. Wedemeyer served in various capacities with the Public Company Accounting Oversight Board (“PCAOB”), including serving as the Director, Office of Research and Analysis, from August 2005 to July 2007 and as a Deputy Director, Division of Registration and Inspection, from March 2004 to August 2005. Prior to his service with the PCAOB, Mr. Wedemeyer spent more than 31 years at Arthur Andersen SC, an international accounting firm, including 22 years as a partner. Mr. Wedemeyer currently serves as a director of Trinity Steel Fabricators, a privately-held fabricator of steel structures and vessels, as a member of the Deloitte Audit Quality Advisory Council and is a licensed Certified Public Accountant. He previously served as a director of Powell Industries, Inc., Horizon Offshore, Inc. and HMS Income Fund, Inc.

If a quorum is present at the Annual Meeting, the eight nominees receiving the greatest number of votes cast will be elected as directors.

Recommendation of the Board

The Board of Directors recommends a vote “FOR” election as directors of the persons nominated herein.

CORPORATE GOVERNANCE

General

The Board has established corporate governance practices to assist in the exercise of its responsibilities under applicable law and the listing standards of the NYSE and to govern the employees of the Company. These governance practices are contained in our Corporate Governance Guidelines, committee charters and Code of Business Conduct and Ethics. We have instituted mandatory sign-off and training for employees on our Code of Business Conduct and Ethics and other relevant compliance topics, including our Anti-Bribery Compliance Program, our Gifts and Entertainment Policy, and our Discrimination and Harassment Policy.

The non-management directors of our Board meet regularly in executive session at each regularly scheduled Board meeting without management participation. Our Corporate Governance Guidelines provide that non-management directors will meet in executive session at least twice annually. Currently, the director who presides at these meetings is the Chairman of the Board. Our Corporate Governance Guidelines provide that, if the Chairman ceases to be independent, then the presiding director will be chosen by a vote of the non-management directors or independent directors, as the case may be.

The Nominating and Corporate Governance Committee of the Board of Directors evaluates the Company’s and our Board of Directors’ governance practices and formally reviews all committee charters along with recommendations from the various committees of the Board of Directors at least annually. The Nominating and Corporate Governance Committee of the Board of Directors also receives updates as necessary regarding new developments in the corporate governance arena. In addition, our committee charters require, among other things, that the committees and the Board of Directors annually evaluate their own performance. Our current Corporate Governance Guidelines, committee charters, and Code of Business Conduct and Ethics may be found on our website at www.atwd.com under “Investor Information – Corporate Governance.” Information contained on our website, including information referred to in this proxy statement, is not to be considered as part of this proxy statement and is not incorporated into this proxy statement. We will continue to monitor our governance practices in order to maintain our high standards.

Board Leadership

The Board of Directors has chosen not to combine the positions of Chief Executive Officer and Chairman of the Board, and currently, Mr. George S. Dotson serves as Chairman of the Board. Mr. Dotson presides over the Board of Directors as it provides advice to and independent oversight of management, allowing our Chief Executive Officer to focus on strategic decisions, as well as have primary responsibility for managing our business. The Board of Directors believes that having separate positions is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.

Codes of Ethics

Included with our Corporate Governance Guidelines detailed on our website, www.atwd.com, and available in print to any shareholder who requests a copy, are our Code of Business Conduct and Ethics and our Code of Ethics for the Chief Executive Officer and Chief Financial Officer, currently Mr. Saltiel and Mr. Mey, respectively. We intend to satisfy the disclosure requirement regarding any changes in these codes of ethics we have adopted and/or any waiver therefrom by posting such information on our website or by filing a Form 8-K for such events.

Related Party Transaction Policy

Our Board of Directors has adopted a policy whereby all transactions with related parties must be made in compliance with the Board’s policy on related party transactions. Such transactions must be recommended by management and must be on terms no less favorable to us than could be obtained from unrelated third parties. To identify related party transactions, each year we distribute and require our directors and officers to complete a questionnaire identifying transactions with the Company in which the director or officer or their immediate family members have an interest. In addition, our Code of Business Conduct and Ethics requires directors and officers to report any actual or potential conflicts of interests. Our Nominating and Corporate Governance Committee is responsible for reviewing and approving all related party transactions. The only related party transaction occurring during fiscal year 2013 occurred on June 27, 2013, when we repurchased 2,000,000 shares of our common stock from Helmerich & Payne International Drilling Co. (“H&PIDC”), a subsidiary of Helmerich & Payne, Inc. (“H&P”), for an aggregate payment of $107.3 million. Mr. Hans Helmerich serves as Chairman and Chief Executive Officer, as well as a director, of H&P. The transaction was approved by our Board of Directors with Mr. Helmerich recusing himself from the deliberations.

Risk Management

Our Board of Directors has oversight responsibility of the processes established to report and monitor material risks applicable to us. Our Audit Committee assists our Board of Directors in oversight of the integrity of the Company’s financial statements, our compliance with standards of business ethics and legal and regulatory requirements and various matters relating to our publicly available financial information and our internal and independent auditors. Certain risks associated with the performance of our executive management fall within the authority of our Nominating and Corporate Governance Committee, which is responsible for evaluating potential conflicts of interest and independence of directors and Board of Directors candidates, monitoring and developing corporate governance principles and overseeing the process by which our Board of Directors, our Chief Executive Officer and our executive management are evaluated. Risks associated with retaining executive management fall within the scope of the authority of our Compensation and Human Resources Committee (the “Compensation Committee”), which assists our Board of Directors in reviewing and administering compensation, benefits, incentive and equity–based compensation plans. To assist in satisfying these responsibilities, the Compensation Committee has retained its own compensation consultant and meets regularly with management to understand the financial, human resources and shareholder implications of compensation decisions being made. Responsibility for risk oversight that does not fall within the scope of authority of our four standing committees of the Board of Directors rests with our entire Board of Directors. Our Board of Directors also has the responsibility for monitoring and assessing any potential material risks identified by its committees, or otherwise ensuring management is monitoring and assessing, and, to the extent appropriate, mitigating such risks. Risks falling within this area include, but are not limited to, general business and industry risks, operating risks, financial risks and compliance risks.

The Board of Directors has delegated to management the responsibility to manage risk and bring to the attention of the Board of Directors the most material risks to our Company. We have not assigned the responsibility for all risk management to a single risk management officer within our executive management. Rather, we rely on a management committee to administer an enterprise risk management (“ERM”) program that is designed to ensure that all significant risks to the Company, on a consolidated basis, are being managed and monitored appropriately. Our Internal Audit Department oversees an annual enterprise risk assessment (“ERA”). The ERA is designed to identify the portfolio of the Company’s business risks, to individually evaluate their potential magnitude and likelihood of occurrence, and to identify existing and potential future mitigation strategies. The ERM program assesses the most significant risks from the ERA, identifies other operational, commercial, macroeconomic and geopolitical risks facing the Company, monitors key indicators to assess the effectiveness of the Company’s risk management activities, and manages risks to be within the Company’s desired risk profile. Meetings are held at least quarterly to discuss risk mitigation efforts to manage identified risks. The management team present in the risk management meetings includes our President and Chief Executive Officer, our Senior Vice President and Chief Financial Officer and the other members of our management team charged with evaluating the Company’s disclosure controls. Meetings are facilitated by our Internal Audit Department head. Our Board of Directors monitors ERM and other risk management information provided to it to assess the Company’s risk management practices and systems in light of the risk philosophy and risk tolerance of the Board. The ERM results are reported to the Board of Directors each quarter to assist in its oversight of risk management.

Hedging and Pledging Policy

Company insiders, which include our directors, executive officers and employees designated as insiders as a result of their positions or responsibilities, are not permitted to (i) trade in options, puts, calls or similar derivative instruments; (ii) sell Company securities short or to enter into any hedging arrangement in Company securities; or (iii) hold Company securities in margin accounts or pledge Company securities.

Process for Communication by Interested Parties with the Board of Directors

The Board of Directors has established a process whereby interested parties may communicate with the Board of Directors and/or with any individual director. Interested parties, including shareholders, may send communications in writing, addressed to the Board of Directors or an individual director, c/o the Corporate Secretary, Atwood Oceanics, Inc., 15011 Katy Freeway, Suite 800, Houston, Texas 77094. The Corporate Secretary will forward these communications as appropriate to the addressee depending on the facts and circumstances outlined in the communication. The Board of Directors has directed the Corporate Secretary not to forward certain items such as spam, junk mailings, product inquiries, resumes and other forms of job inquiries, surveys and business solicitations. Additionally, the Board of Directors has advised the Corporate Secretary not to forward material that is illegal or threatening, but to make the Board of Directors aware of such material which it may request be forwarded, retained or destroyed at the Board of Directors’ discretion. The interested party may alternatively submit such communications through our Employee Hotline system. The Employee Hotline system can be contacted via telephone at 1-800-461-9330 or on the internet at www.convercent.com/report. The interested party should click “Go” on “Make A Report”, choose Atwood Oceanics Management, Inc. as the organization, and then select “Communicate with Non-Management Directors” as the “Incident Type”. The communication process is also further detailed on our website, www.atwd.com, along with other of our corporate governance guidelines, and is available in print to any shareholder who requests a copy.

Director Independence

Our Board of Directors has determined that all seven of the current non-management directors of the Company (Ms. Beck and Messrs. Dotson, Golden, Helmerich, Miller, Montague and Wedemeyer) qualify as “independent” under the corporate governance rules of the NYSE, that each member of the Audit Committee qualifies as “independent” under Rule 10A-3 of the United States Securities Exchange Act of 1934 (the “Exchange Act”), and that each member of the Compensation Committee qualifies as “independent” under Rule 10C-1 of the Exchange Act. Each of the non-management directors of the Company are also “non-employee directors” as defined under Rule 16b-3 of the Exchange Act (other than Messrs. Helmerich and Dotson) and “outside directors” as defined in section 162(m) of the Internal Revenue Code of 1986 (the “Code”). The Board of Directors has not established separate independence requirements beyond those of the NYSE, the Exchange Act or the Code.

In determining the independence of Messrs. Helmerich and Dotson, the Board of Directors specifically considered the relationship of H&P and H&PIDC to the Company, including the June 2013 stock repurchase described above. As of December 31, 2013, H&PIDC owned 4,000,000 shares of common stock, or approximately 6.24% of the issued and outstanding shares. H&P is the parent of H&PIDC. The Board determined that neither H&P nor H&PIDC are affiliates of the Company. In determining the independence of Mr. Wedemeyer in light of his provision of independent advice to Deloitte & Touche LLP as a member of the Deloitte Audit Quality Advisory Council, the Board of Directors considered his service to and relationship with Deloitte & Touche LLP. In fiscal year 2013, we paid Deloitte & Touche LLP $1,508,655 for tax and other non-audit services, which the Company believes reflects market rates for services rendered. The Board determined that the utilization of Deloitte & Touche LLP for tax and other non-audit services did not affect the determination of Mr. Wedemeyer’s independence.

In addition, we have made no contributions to any tax exempt organization in which any independent director serves as an executive officer.

Specific Experience, Qualifications and Skills of the Members of Our Board of Directors

Our Board of Directors is comprised of highly qualified individuals with unique and special skills that assist in effective management of the Company for the benefit of our shareholders. Each of our directors possesses certain experience, qualifications, attributes and skills, as further described below, that led to our conclusion that he or she should serve as a member of our Board of Directors. In addition to the biographical information with respect to each of our directors under the heading “Proposal No.1 – Election of Directors – Information about Nominees”, the following table shows additional experience and qualifications of our individual directors:

Directors	Specific Qualifications and Skills
Deborah A. Beck

•    Over 30 years of executive experience

•    Service on other boards, including on audit and compensation committees

•    Leadership experience of complex organizations, including management responsibility for approximately 1,200 employees

•    Broad legal and compliance experience

George S. Dotson

•    Over 30 years of public company contract drilling industry experience

•    Service on other boards, including publicly-traded companies

•    International oil and gas drilling experience

•    Leadership experience of complex organizations and operations of a major corporation

•    Finance experience

Jack E. Golden

•    Over 20 years of public company oil and gas exploration and production company management experience

•    Service on other boards, including a publicly-traded independent exploration and production company board, and on compensation committees

Hans Helmerich

•    Over 20 years of executive experience with publicly-traded contract drilling company with international operations

•    Service on other boards, including a publicly-traded contract drilling company and a publicly-traded exploration and production company

•    Extensive knowledge of leadership in complex organizations and other aspects of operating a major corporation

•    Experience as a chief executive officer of a publicly-traded company

Jeffrey A. Miller

•    Service as chief operating officer and member of the executive committee of a publicly-traded, major international oilfield services and products company

•    Global executive with specific assignments in a variety of jurisdictions

•    Recognized for turning around businesses and delivering superior profits in diverse subsidiaries

•    Service as public company Chief Health, Safety and Environmental Officer

James R. Montague

•    Service as chief executive officer of three subsidiary companies of two large publicly-traded companies

•    Service on other publicly-traded companies’ boards, including service on audit and compensation committees

•    Extensive experience in the oil and gas exploration industry, including both onshore and offshore

Robert J. Saltiel

•    Serves as our President and Chief Executive Officer

•    Over 25 years of experience in the oil and gas industry, with leadership roles focused on general management, operations, marketing and strategic planning

•    Over ten years of executive experience with publicly-traded offshore contract drilling companies with international operations

Directors	Specific Qualifications and Skills
Phil D. Wedemeyer

•    More than 30 years of public accounting firm experience

•    Service with the PCAOB

•    Service on the Auditing Standards Board of the AICPA

•    In-depth knowledge of accounting rules and regulation, including expertise in SEC filings, and international audit standards.

•    Service on other publicly-traded company boards, including on audit and compliance committees

COMMITTEES OF THE BOARD AND MEETINGS

The Board of Directors held six meetings in fiscal year 2013, of which two were telephonic meetings. Each director attended 75% or more of the total meetings of the Board and the committees on which such director served. Additionally, the non-management members of the Board of Directors met in executive session four times, each of which meetings was attended in person by each non-management director. The Company does not have a policy with regard to Board of Directors’ attendance at the Annual Meeting of Shareholders. Last year, three members of the Board of Directors, Messrs. Montague, Saltiel and Wedemeyer, attended the Annual Meeting of Shareholders held on February 14, 2013.

The Board currently has, and appoints members to, four standing Committees: Audit, Compensation, Executive, and Nominating and Corporate Governance. The following chart shows the current committee membership and positions of each director:

Director	Audit Committee	Compensation Committee	Executive Committee	Nominating and Corporate Governance Committee
Deborah A. Beck	X	X (Chair)		X

George S. Dotson	X	X	X (Chair)	X

Jack E. Golden	X	X		X

Hans Helmerich			X	X

Jeffrey A. Miller	X	X		X

James R. Montague	X	X		X (Chair)

Robert J. Saltiel			X

Phil D. Wedemeyer †	X (Chair)	X		X

†	Audit Committee Financial Expert

Audit Committee. The Audit Committee consists of Ms. Beck and Messrs. Dotson, Golden, Miller, Montague and Wedemeyer (Chair). The Board of Directors has determined that Mr. Wedemeyer serves as the audit committee financial expert as that term is defined under the applicable federal securities laws and regulations. The Audit Committee reviews our accounting policies and audit procedures, and supervises internal accounting controls. The Audit Committee held eight meetings during fiscal year 2013, of which four were telephonic. Our Board of Directors has adopted a written charter for the Audit Committee, a copy of which is accessible on our website, www.atwd.com, and is available in print to any shareholder upon request.

Compensation Committee. The Compensation Committee consists of Ms. Beck (Chair) and Messrs. Dotson, Golden, Miller, Montague and Wedemeyer and is responsible for administration of our stock incentive plans and for the review and recommendation to the full Board of Directors of all compensation for our directors, officers and employees. During fiscal year 2013, there were six meetings of the Compensation Committee, of which two were telephonic. Our Board of Directors has adopted a written charter for the Compensation Committee which is accessible on our website, www.atwd.com, and is available in print to any shareholder upon request. Pursuant to the charter, the Compensation Committee may delegate its authority to a subcommittee or subcommittees, provided that the subcommittee is composed entirely of independent directors and has a published charter.

Executive Committee. The Executive Committee consists of Messrs. Dotson (Chair), Helmerich and Saltiel and is responsible for review of major decisions and acts as delegated by the Board of Directors. During fiscal year 2013, there was one meeting of the Executive Committee. Our Board of Directors has adopted a written charter for the Executive Committee which is accessible on our website, www.atwd.com, and is available in print to any shareholder upon request.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee consists of Ms. Beck and Messrs. Dotson, Golden, Helmerich, Miller, Montague (Chair) and Wedemeyer and is responsible for assisting the Board of Directors in determining the appropriate size and composition of the Board of Directors, as well as in monitoring and making recommendations regarding the Board of Directors’ performance. The Nominating and Corporate Governance Committee held two meetings during fiscal year 2013. Our Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee which is accessible on our website, www.atwd.com, and is available in print to any shareholder upon request.

The Nominating and Corporate Governance Committee is responsible for, among other things, the selection and recommendation to the Board of Directors of nominees for election of directors. Working closely with the full Board, the Nominating and Corporate Governance Committee develops criteria for open Board positions, taking into account such factors as it deems appropriate, which may include the current composition of the Board, the range of talents and skills already represented on the Board, and the need for other particular expertise. Applying these criteria, the Committee considers candidates for Board membership suggested by its members as well as management and shareholders. From time to time, the Committee may retain third-party executive search firms to identify and review candidates. The Nominating and Corporate Governance Committee will consider all director nominees recommended to it, including those recommended by third parties, and shareholders. Such nominations should be directed to any member of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee has no formal diversity policy, but thoughtfully considers the unique qualifications and skills of any candidate or nominee for the Board of Directors. A specific process for communication between shareholders and the Nominating and Corporate Governance Committee is accessible on our website, www.atwd.com, under “Investor Information – Corporate Governance – Contact the Atwood Oceanics, Inc. Board of Directors.” The Nominating and Corporate Governance Committee will evaluate all nominees, for the following:

•	personal qualities such as leadership, statesmanship and responsiveness;

•	general management qualities such as a global perspective on our business, short term results, strategic thinking and planning, knowledge of our business and preparedness;

•	financial expertise such as value creation, capital planning, and communications with the financial investment communities; and

•	qualities relating to the use of human resources such as developing management talent and creating an effective organization.

DIRECTOR COMPENSATION

Effective after the 2013 Annual Meeting of Shareholders, the Compensation Committee recommended, and the Board approved, the following compensation for our non-management directors, plus reimbursement of reasonable expenses:

Annual Cash Retainer
Board	$50,000
Chairman of the Board (additional retainer)	$65,000
Audit Committee Chair (additional retainer)	$15,000
Compensation Committee Chair (additional retainer)	$10,000
Nominating and Corporate Governance Committee Chair (additional retainer)	$9,000

In addition, non-management directors receive a $2,500 attendance fee for Board meetings attended in person and a $1,000 attendance fee for telephonic meetings. Committee members receive a $1,750 attendance fee for committee meetings attended in person and $1,000 attendance fee for telephonic committee meetings. For fiscal year 2013, each director also received an annual grant of restricted stock units under the Company’s 2013 Long-Term Incentive Plan (“2013 Plan”) with a grant date fair value of $150,000. In addition, upon being first elected to the Board, outside directors receive a grant of restricted stock units with a grant date fair value of $150,000. Such restricted stock unit grants vest 13 months following the date of grant unless vesting is deferred to a longer period under the Company’s Non-Employee Directors Deferred Compensation Plan (“Director Deferred Plan”). In August 2013, the Board approved an increase in the annual Board cash retainer to $60,000, an increase in additional retainer for the Chairman of the Board to $100,000, an increase in the additional retainer for the Chair of the Compensation and Human Resources Committee to $15,000, and an increase in the additional retainer to the Chair of the Nominating and Corporate Governance Committee to $10,000, each to be effective after the 2014 Annual Meeting of Shareholders.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2013

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)		Total ($)
Deborah Beck	94,500	150,000		244,500
George Dotson	152,250	150,000		302,250
Jack Golden	83,750	150,000		233,750
Hans Helmerich	66,250	150,000		216,250
Jeffrey A. Miller	60,750	150,000	(3)	210,750
James Montague	96,500	150,000		246,500
Phil D. Wedemeyer	102,500	150,000		252,500

(1)	The amounts in this column represent the grant date fair value of restricted stock unit awards granted for fiscal year 2013. Under SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The number of shares received is determined by dividing the grant date fair value of these awards by the closing price of our common stock on the date of grant. For additional information, see Note 3 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended September 30, 2013 (our “2013 Form 10-K”).
(2)	The number of restricted stock and restricted stock unit awards outstanding at September 30, 2013 for each director was as follows: Ms. Beck – 19,808; Mr. Dotson – 28,090; Mr. Golden – 10,088; Mr. Helmerich – 39,348; Mr. Miller – 3,003; Mr. Montague – 16,522; and Mr. Wedemeyer – 5,315. The amounts for Messrs. Helmerich and Montague include 3,340 and 11,272 restricted stock unit awards, respectively, the settlement of which has been deferred under the Director Deferred Plan until their respective retirements from the Board.
(3)	Mr. Miller’s stock awards represent an initial grant of restricted stock units with a $150,000 grant date fair value received upon joining the Board in March 2013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Five Percent Owners

The following table reflects certain information known to us concerning persons beneficially owning more than 5% of our outstanding common stock as of close of business on December 31, 2013, based on the most recent information filed with the SEC by the person listed. Unless otherwise noted, each shareholder listed below has sole voting and disposition power with respect to the shares listed.

Name and Address	Shares of Common Stock Beneficially Owned	Percent of Class
Columbia Wanger Asset Management, LLC. (1)	4,967,440	7.75%
227 West Monroe Street, Suite 3000
Chicago, IL 60606

H&PIDC (2)	4,000,000	6.24%
1437 South Boulder Avenue
Tulsa, Oklahoma 74119

The London Company (3)	3,434,956	5.36%
1801 Bayberry Court, Suite 301
Richmond, Virginia 23226

(1)	The information set forth above concerning shares of common stock beneficially owned by Columbia Wanger Asset Management, LLC (“Columbia”) was obtained from Amendment No. 8 to a Schedule 13G dated February 14, 2013 filed with the SEC by Columbia which report includes shares held by various unregistered and registered investment companies and managed accounts, for which Columbia is an advisor. Columbia disclaims beneficial ownership of the shares reported. Based on the amendment, Columbia had sole voting power with respect to 4,506,796 shares and sole dispositive power with respect to 4,967,440 shares of our common stock.
(2)	The information set forth above concerning shares of common stock beneficially owned by H&P and H&PDIC was obtained from Amendment No. 8 to a Schedule 13D dated June 27, 2013 filed with the SEC by H&PIDC. H&P owns 100% of H&PIDC. H&PIDC owns of record 4,000,000 shares of common stock. Mr. Helmerich, one of our current directors and a director nominee, is Chairman and Chief Executive Officer and a director of H&P. Mr. Helmerich has disclaimed beneficial ownership of the common stock owned by H&PIDC.
(3)	The information set forth above concerning shares of common stock beneficially owned by The London Company (“London”) was obtained from Amendment No. 1 to a Schedule 13G dated February 6, 2013 filed with the SEC by London. Based on the Schedule 13G, London has sole voting and dispositive power with respect to 3,197,637 shares and shared dispositive power with respect to 237,319 shares.

Director and Executive Officer Shareholdings

The following table sets forth the amount of common stock beneficially owned as of the close of business on December 31, 2013, by each of our directors and director nominees, by each of the executive officers identified in the Summary Compensation Table below (named executive officers), and by all of our directors and executive officers as a group. For our directors and executive officers, the information includes shares that they could acquire through March 1, 2014 by the exercise of stock options. As of December 31, 2013, none of the shares shown below were pledged. Unless otherwise indicated below, each of the named persons and members of the group has sole voting and investment power with respect to the shares shown.

Name of Director, Director Nominee, Named Executive Officer or Group	Shares of Common Stock Beneficially Owned(1)	Percent of Class
Walter A. Baker	8,616	*
Deborah A. Beck	27,808	*
George S. Dotson	28,090	*
Jack E. Golden	10,088	*
Hans Helmerich	55,348	*
Mark L. Mey	20,848	*
Jeffrey A. Miller	0
James R. Montague	16,522	*
Arthur M. Polhamus	8,252	*
Robert J. Saltiel	159,325	*
Barry M. Smith	12,796	*
Phil D. Wedemeyer	5,315	*

All directors, director nominees, and executive officers as a group (16 persons)	425,880	*

*	Indicates ownership of less than 1% of the outstanding shares of common stock
(1)	The number of shares beneficially owned by the directors and executive officers listed in the table includes shares that may be acquired within 60 days of December 31, 2013 by exercise of stock options as follows: Mr. Baker – 6,286; Ms. Beck – 8,000; Mr. Helmerich – 16,000; Mr. Mey – 16,893; Mr. Polhamus – 3,328; Mr. Saltiel – 91,252; and Mr. Smith – 9,678.

COMPENSATION AND HUMAN RESOURCES COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

During fiscal year 2013, Ms. Beck and Messrs. Dotson, Golden, Miller, Montague and Wedemeyer served on the Compensation Committee. No member of our Compensation Committee is or was an officer or employee of the Company or had any relationships requiring disclosure by us under Item 404 of Regulation S-K.

During fiscal year 2013, no executive officer of the Company served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on our Compensation Committee, (ii) a director of another entity, one of whose executive officers served on our Compensation Committee, or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as our director.

EXECUTIVE OFFICERS

The following table sets forth our executive officers, the office held by such officer, the date of first election to that office and the age of each officer as of the close of business on January 13, 2014.

Name	Offices Held	Date of First Election	Age
Robert J. Saltiel	President and Chief Executive Officer	December 2009	51

Mark L. Mey	Senior Vice President and Chief Financial Officer	August 2010	50

Arthur M. Polhamus	Vice President, Operations	February 2011	59

Barry M. Smith	Vice President, Technical Services	June 2008	55

Walter A. Baker	Vice President, General Counsel and Corporate Secretary	February 2011	52

Luis A. Jimenez	Vice President, Human Resources	December 2010	63

Mark W. Smith	Vice President, Corporate Services	August 2011	43

Michael A. Campbell	Vice President, Controller	January 2009	44

Geoffrey C. Wagner	Vice President, Marketing and Business Development	October 2012	35

No family relationship exists between any of our executive officers or the directors nominated for election at the Annual Meeting. All of our executive officers serve at the pleasure of the Board of Directors and may be removed at any time with or without cause.

Robert J. Saltiel has served as the Company’s President and Chief Executive Officer since December 2009 and was first elected to the Board of Directors in February 2010. Mr. Saltiel has more than 25 years of experience in the oil and gas industry, having served in a variety of leadership roles focused on general management, operations, marketing and strategic planning. Prior to joining the Company, Mr. Saltiel was Executive Vice President and Chief Operating Officer for Transocean Ltd. and from July 2003 to December 2009 served in various other executive roles at Transocean Ltd., including Executive Vice President, Performance and Senior Vice President of Transocean’s North and South America Unit, which covered the U.S. Gulf of Mexico, Canada, Trinidad and Brazil.

Mark L. Mey has served as Senior Vice President and Chief Financial Officer of the Company since August 2010. Mr. Mey brings to the Company more than 25 years of experience in the energy and financial services industries. Prior to joining the Company, Mr. Mey served as Senior Vice President, Chief Financial Officer and a director of Scorpion Offshore Ltd., a publicly-traded offshore drilling contractor, from August 2005 until it was acquired in July 2010. Prior to 2005, he held various senior financial and other roles in the drilling and financial services industries.

Arthur M. Polhamus has served as the Company’s Vice President, Operations since February 2011. Prior to joining the Company, Mr. Polhamus spent nearly 16 years at Transocean Ltd., the world’s largest offshore drilling contractor, in positions of increasing general management and operations responsibility involving both domestic and international offshore drilling operations. Mr. Polhamus served Transocean as Managing Director of the West Africa South Division from January 2009 to January 2011 prior to which he served as Division Manager of the North American Division from December 2006 to December 2008.

Barry M. Smith has served as the Company’s Vice President, Technical Services since June 2008. From January 2008 to June 2008, Mr. Smith served as General Manager of Technical Services of the Company, prior to which he served as Manager of Maintenance since he joined the Company in June 2006. Prior to joining the Company, Mr. Smith worked for 20 years at Transocean, Ltd., the last 10 years of which he served as Corporate Maintenance Manager.

Walter A. Baker has served as Vice President, General Counsel and Corporate Secretary of the Company since February 2011. Mr. Baker brings over 25 years of legal experience to the Company, including more than 20 years of experience in the offshore drilling industry. Prior to joining the Company, Mr. Baker served as Vice President, General Counsel of Frontier Drilling, Inc., an offshore drilling contractor, from March 2010 until it was acquired in July 2010. Previously, he worked for approximately 15 years in the legal department of Transocean, Ltd. and its predecessor entities, GlobalSantaFe Corporation and Global Marine Inc., most recently as Associate General Counsel from November 2007 until December 2009.

Luis A. Jimenez has served as the Company’s Vice President, Human Resources since December 2010. Mr. Jimenez has more than 20 years of experience in the development and execution of human resources policies and programs. Previously, Mr. Jimenez served the Company as Director, Human Resources from September 2007 to December 2010 and Director, Compensation and Benefits from March 2007 to September 2007. Prior to joining the Company in March 2007, he served as Director, Compensation & Benefits at The Shaw Group, Inc. from March 2005 to March 2007 and Director, Compensation, Benefits & HRIS at De Lage Landen Financial Services, a leading provider of asset based financing from September 2003 to March 2005. Previously, Mr. Jimenez held various human resources roles at Halliburton Company, including Director Global Compensation and Benefits.

Mark W. Smith has served as Vice President, Corporate Services of the Company since August 2011. Mr. Smith has over 19 years of experience in the financial, consulting and energy industries. From February 2009 to August 2011, Mr. Smith served as the head of the Internal Audit Department of the Company. Prior to joining the Company, he was a partner at Calvetti, Ferguson & Wagner P.C., a Houston-based accounting firm from April 2006 to February 2009, assisting public companies with Sarbanes-Oxley 404 compliance, internal audit outsourcing and process improvement, prior to which Mr. Smith spent more than 10 years at major accounting and consulting firms, including PricewaterhouseCoopers LLP and Arthur Andersen.

Michael A. Campbell has served as the Company’s Vice President, Controller since January 2009. From January 2006 to January 2009, Mr. Campbell served as General Manager of Financial Services. He joined the Company in March 2001 in the position of Controller.

Geoffrey C. Wagner has served as Vice President, Marketing and Business Development since October 2012. Previously, Mr. Wagner served the Company as Director, Marketing and Business Development from March 2010 to October 2012. Prior to joining the Company, he served from January 2005 to March 2010 in varying positions of increasing responsibility with Transocean Ltd., an offshore drilling contractor, including manager, corporate planning, manager, asset divestiture services, performance manager and rig manager, prior to which he was employed by SeaRiver Maritime, Inc., an ExxonMobil company.

PROPOSAL NO. 2

ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

Our Board of Directors is submitting a “Say on Pay” proposal for shareholders for consideration. This proposal provides shareholders with the opportunity to cast a non-binding, advisory vote on the Company’s executive compensation program. Our overall compensation program is intended to ensure that the compensation and incentive opportunities provided to our executives and employees remain competitive and provide the motivation to deliver the extra effort that leads to returning value to our shareholders. The primary objective of our executive compensation program is to provide competitive pay opportunities that are commensurate with the Company’s performance, that recognize individual initiative and achievements and that enable us to retain and attract qualified executive officers who are focused on our goals and long term success. The Board of Directors invites you to review carefully the Compensation Discussion and Analysis and the tabular and other disclosures on executive compensation contained herein. While the vote does not bind the Board of Directors to any particular action, the Board of Directors values the input of our shareholders, and will take into account the outcome of this vote in considering future compensation arrangements.

At our 2011 Annual Meeting of Shareholders held on February 10, 2011, our shareholders voted in favor of holding annual advisory votes on executive compensation. In light of this result, our Board of Directors has decided that future advisory votes on executive compensation will be held annually until the next shareholder advisory vote on the frequency of such votes, which in accordance with applicable regulations, will occur no later than our Annual Meeting of Shareholders held in 2017.

Approval of the non-binding, advisory vote on compensation requires the affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy who are entitled to vote, and who voted for or against the proposal, at a meeting at which a quorum is present. Abstentions and broker non-votes will have no effect on the outcome of the approval of the non-binding, advisory vote on compensation.

Recommendation of the Board

The Board of Directors recommends a vote “FOR” approval of the compensation paid by the Company to its named executive officers as described in this proxy statement.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis should be read in conjunction with “Executive Compensation” included elsewhere in this proxy statement. In this Compensation Discussion and Analysis, “named executive officers” refers to our executive officers named in the Summary Compensation Table below.

OVERVIEW OF FISCAL YEAR 2013

In the fiscal year ending September 30, 2013, the offshore drilling industry remained strong in all major global markets and across most rig types. While the strength and sustainability of the global economic recovery remains uncertain, worldwide crude prices strengthened during the year, largely due to oil supply disruptions resulting from geopolitical developments in North Africa and the Middle East. In this environment of strong crude prices, the ultra-deepwater segment has sustained virtually full utilization and the high specification jackup segment has experienced rising day rates and approaches full utilization.

For fiscal year 2013, we posted record revenues and net income, successfully delivered and started-up the second and third of our three newbuild high-specification jackup rigs, the Atwood Manta and Atwood Orca, committed to build an additional ultra-deepwater drillship, the Atwood Archer, and expanded our contract revenue backlog by approximately 46% to $3.8 billion as of September 30, 2013. We also delivered excellent share price performance relative to our metrics peer group in fiscal year 2013.

Moreover, we continued our history of providing high-quality drilling services safely, efficiently and reliably, having built an excellent reputation with our clients, investors and other stakeholders. Our multiyear program to replenish and expand our worldwide fleet with high-specification floaters and jackups, combined with a strong balance sheet and an experienced, dedicated workforce, continues to position the Company for future growth and sustained financial performance. In particular, in fiscal year 2013:

•	We delivered record level financial results. Our fiscal year 2013 net income of $350 million and revenue of $1.1 billion were the highest in our 45-year history.

•

We remained focused on delivering superior drilling services and operational excellence to our clients as demonstrated by strong reliability, safety and environmental performance across our fleet. Our operations excellence, as evidenced by our high level of revenue utilization, continues to be a point of differentiation from our competitors and is highly valued by our clients.

•

We continued to focus on improving our safety performance and reducing the occurrence of high-potential incidents. We improved our fleet safety results in 2013, reducing our Total Recordable Incident Rate to 0.67, which exceeded our target level of performance on our corporate goals and metrics. In addition, we incurred only one Lost Time Incident despite a 40% increase in man-hours in 2013, and also achieved a stretch level of performance on our Incident Severity Rate corporate goal. We also reduced the incidence of potentially fatal dropped objects by 19% from 2012.

•

We received delivery of and successfully started up the Atwood Manta and Atwood Orca, our newbuild high-specification jackup rigs. Both of these rigs were delivered ahead of schedule, a testament to the competence of our project teams. The Atwood Manta commenced a one-year program offshore Thailand and Malaysia and the Atwood Orca commenced a two-year program offshore Thailand.

•

We continued our ultra-deepwater expansion with the order of our fourth “A-Class” ultra-deepwater drillship, the Atwood Archer. Each of our drillships currently under construction will significantly modernize and expand our rig fleet and increase our future revenue and earnings potential. We are confident that our use of world-class shipyards, proven rig designs, turnkey construction contracts and experienced onsite project management teams will position us for continued success.

•

We secured an attractive inaugural contract on our newbuild ultra-deepwater drillship, the Atwood Achiever. The contract is for a firm duration of three years, with delivery of the vessel currently expected in September 2014.

•

We extended our revenue backlog by approximately 46% to $3.8 billion at September 30, 2013, through the following: the inaugural contract on the Atwood Achiever; a contract extension on the Atwood Condor; an inaugural two-year contract on the Atwood Orca; a two-year contract extension on the Atwood Manta; and contract fixtures on all other rigs which had availability in 2013.

•

We delivered strong share price performance with stock price appreciation of 21% in fiscal year 2013. In addition, we completed the repurchase of 2 million shares of our common stock held by a wholly owned subsidiary of Helmerich & Payne, Inc.

•

We increased our financial flexibility and access to additional funds for future growth through the issuance of an additional $200 million of senior notes in June 2013. We also increased availability under our revolving credit facility by $350 million through the exercise of our accordion feature.

THE ROLE OF THE COMPENSATION COMMITTEE

Our executive compensation program is administered by the Compensation and Human Resources Committee (the “Compensation Committee”). All of the members of the Compensation Committee are independent as required by the New York Stock Exchange (“NYSE”), are “non-employee directors” as defined by Rule 16b-3 under the Securities Exchange Act of 1934, and are “outside directors” as defined for the purposes of section 162(m) of the Internal Revenue Code (“Code”). The Compensation Committee currently consists of six members: Deborah A. Beck (Chair), George S. Dotson, Jack E. Golden, Jeffrey A. Miller, James R. Montague and Phil D. Wedemeyer. The Compensation Committee’s responsibilities include, among other things, the following:

•

determining and approving (i) compensation of executive officers, including our named executive officers (other than the President and Chief Executive Officer), and (ii) both long-term and short-term incentive compensation and equity-based plans for all employees of the Company;

•	recommending to the Board of Directors the compensation of non-employee directors of the Company;

•

reviewing and approving Company goals and objectives relevant to the President and Chief Executive Officer’s compensation, evaluating the President and Chief Executive Officer’s performance in light of those goals and objectives, and making recommendations to the independent directors regarding the President and Chief Executive Officer’s compensation level based on this evaluation;

•	reviewing and discussing with management the Company’s compensation policies and practices in order to produce the Compensation Committee report included in this proxy statement;

•	reviewing the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking; and

•

performing such general oversight and investigation functions related to Company compensation inherent to the responsibilities designated in the Compensation Committee’s charter or set forth in resolutions of the Board of Directors.

The Compensation Committee has the authority to retain compensation consultants, outside counsel and other advisors as it deems appropriate, in its sole discretion. For fiscal year 2013, the Compensation Committee engaged Longnecker & Associates (“L&A”) as its professional consultant to provide information and advice with respect to competitive practices relevant to our compensation programs and policies. The primary role of L&A is to provide the Compensation Committee with compensation market data and information regarding compensation trends in our industry and to make recommendations regarding the design of our program. The Compensation Committee believes it is important and beneficial to have independent third party analysis, and L&A has extensive experience in providing executive compensation advice, including specific experience in the oil and gas industry. The Compensation Committee considered the discussions with and guidance from L&A, as well as the compensation studies created and assembled by L&A, in making competitive compensation decisions. L&A does not provide to the Compensation Committee any services or advice on matters unrelated to compensation and reports directly to and takes direction from the Chair of the Compensation Committee. In accordance with the Corporate Governance Standards of the NYSE, the Compensation Committee has determined that L&A is independent from management and that the advice provided by L&A with regard to executive compensation is free from any relationships that could impair the professional advice or compromise the integrity of the information and data provided to the Compensation Committee. The fees earned by L&A for services provided to the Compensation Committee totaled $59,053 for fiscal year 2013. Management does not direct or oversee the retention or activities of L&A with respect to our executive compensation program and did not engage L&A in any other capacity for fiscal year 2013.

The Compensation Committee may delegate its responsibilities to one or more individual Committee members to the extent permitted by law, the listing standards of the NYSE and the Compensation Committee’s charter.

COMPENSATION PHILOSOPHY AND OBJECTIVES

The Compensation Committee believes the quality and competency of our employees is a key factor that drives our out-performance of our compensation peer group. As a result, a fundamental element of our competitive position continues to be the ability to attract and retain individuals who can successfully lead the organization and drive the execution of our operational and commercial objectives. The compensation programs adopted by the Compensation Committee are intended to provide compensation and incentive opportunities to our executive officers, including named executive officers, and other employees that are competitive and provide the motivation to deliver superior effort and performance in order to increase value for our shareholders. The primary objectives of our compensation program are to provide competitive pay opportunities that are commensurate with the Company’s performance, recognize individual contributions and achievements, and retain and attract qualified employees and executive officers, including our named executive officers, who are focused on our near-term goals and long-term success. For our executive officers, a significant percentage of compensation is dependent on individual and company performance.

Specifically, the executive compensation program is designed to:

•	ensure that the compensation program supports the achievement of our short-term and long-term strategic plans by retaining and attracting executive officers critical to our long-term success;

•	reward each of our executive officers for long-term strategic management and for their individual contributions to enhance shareholder value;

•	offer incentives to motivate performance with respect to individual and company-wide goals and metrics, as well as our performance relative to our competitors; and

•	focus the commitment of our executive officers on the long-term interests of our shareholders through equity awards.

Periodically, the Compensation Committee reviews the objectives and components of our executive compensation program to ensure they are appropriate and achieve their intended purpose, while allowing us to keep compensation costs manageable. To establish compensation parameters for our executive officers, including our named executive officers, the Compensation Committee evaluated the information provided by L&A relative to a compensation peer group (discussed below), including each element of compensation separately and the total direct compensation (the combined value of annual base salary, annual incentives and long-term incentive grants) for each executive officer. It is our belief that while the market 50th percentile represents a desirable benchmark for each of the components of our compensation program, an individual component as well as the combined value represented by total direct compensation can exceed the market 50th percentile, provided that certain factors are met, most notably, superior Company performance as compared to our compensation peer group. From the data and analysis provided by L&A, the Compensation Committee concluded that, for fiscal year 2013, overall base salaries and target annual incentives for our named executive officers are largely aligned with the market 50th percentile of our compensation peer group while the value of long-term incentive awards may exceed the market 50th percentile of our compensation peer group for some officers in recognition of those officers’ contributions to our superior performance measured against 2013 corporate goals and metrics. Moreover, the Compensation Committee determined that our process for determining executive compensation is well aligned with shareholder interests with a significant percentage of executive pay being at risk and contingent on Company performance. The Compensation Committee will consider the results of the shareholder vote on the non-binding resolution with respect to approval of the compensation of our named executive officers contained in this proxy statement in determining its compensation policies and practices in the future.

CONSIDERATIONS

In making compensation determinations relative to our executive officers, the Compensation Committee takes into account the following important considerations:

Company Results

We believe that the compensation provided to our executive officers should be closely related to the Company’s overall results as measured against goals approved by the Board of Directors each year. The Compensation Committee evaluates each individual executive officer’s overall contribution to the Company’s ongoing and long-term performance and approves performance targets, which include safety and financial measures, and also establishes incentive compensation targets for each individual executive officer, expressed as a percentage of annual base salary. Compensation targets are correlated with competitive market data and provide for differentiation in job responsibilities.

Individual Performance

At the beginning of fiscal year 2013, our President and Chief Executive Officer, Mr. Saltiel, made recommendations to the Compensation Committee for the individual performance objectives for each executive officer, other than himself, based upon the responsibilities assigned to each executive. These objectives included both objective factors such as the executive’s role in achieving the goals and metrics considered in the formula-based portion of the bonus discussed below, as well as subjective factors such as overall corporate results, execution of newbuild and other rig projects, achievement of safety and operational excellence, achievement of fleet manning requirements, employee engagement, and the extension of our contract backlog.

Competitive Benchmarking

The Compensation Committee considers competitive industry data in making executive pay determinations and utilizes an executive compensation benchmarking peer group of companies (“compensation peer group”) which the Compensation Committee believes is the most appropriate benchmarking peer group. The compensation peer group reflects the scope, complexity and profile of our operations and is comprised of ten companies: Diamond Offshore Drilling, Inc., Ensco plc, Helmerich & Payne, Inc., Hercules Offshore, Inc., Noble Corporation plc, Oceaneering International, Inc., Oil States International, Inc., Patterson-UTI Energy, Inc., Precision Drilling Corporation and Rowan Companies plc. The compensation peer group was developed with the input of L&A and includes some of the larger offshore drilling companies with which we compete for business and talent as well as other relevant companies with levels of revenues and assets similar to ours. The Committee will review and refine the compensation peer group periodically, as appropriate, based on, among other things, the recommendations made by L&A.

COMPONENTS OF OUR EXECUTIVE COMPENSATION PROGRAM

In order to achieve the objectives of our executive compensation program, we have developed a balanced compensation package consisting of base salary, annual cash incentive bonus and long-term stock incentive awards. The Compensation Committee may vary, from time to time, the composition and structure of the compensation program, the allocation among components and the criteria associated with each component. The incorporation of cash and equity elements is intended to balance the reward associated with short-term performance with the potential for achieving longer term results, as well as with effective retention. The mix of pay elements is relevant to the compensation determinations made by the Compensation Committee. The Compensation Committee utilized information provided by L&A in the analysis of each component and the mix of these components as compared to our compensation peer group. In addition, each of our named executive officers are provided with change-in-control agreements, perquisites and benefits. Each one of these elements of compensation serves a particular purpose, as discussed below.

For 2013, our executive compensation program consisted of five components:

•	base salaries;

•	annual cash incentive bonuses;

•	long-term stock-based incentive compensation;

•	change-in-control arrangements; and

•	perquisites and benefits.

Base Salaries

Base salaries, which are tied to the calendar year rather than fiscal year, compensate our executive officers for services rendered and are set in proportion to the job responsibilities of each individual. At the discretion of the Compensation Committee, the salaries of our executive officers are generally reviewed following the end of each fiscal year in recognition of individual performance and to reflect our desired position in the competitive market. We seek to compensate for market movement of salaries in our compensation peer group, utilizing data provided by L&A relative to competitive trends and other relevant information to determine individual salary adjustments as warranted. L&A’s data is weighted 50% on compensation peer group proxy data and 50% on published survey data. Individual circumstances can allow for certain positions to be above or below the market 50th percentile of our compensation peer group, with the Compensation Committee also considering years in position, level of expertise and responsibilities, ordinal rank of pay level for each executive, our overall financial condition and industry conditions, as well as a subjective assessment of individual performance. Mr. Saltiel’s salary is determined by the Compensation Committee and is approved by the Company’s independent directors acting as a group, whereas the salaries of other executive officers are determined and approved by the Compensation Committee with input and recommendations from Mr. Saltiel.

Base salaries for the 2013 calendar year were set in December 2012 for each of the named executive officers as follows:

Executive Officer	2013 Base Salary	% Increase over 2012
Robert J. Saltiel	$738,000	5.0%
Mark L. Mey	$440,000	5.8%
Arthur M. Polhamus	$330,000	17.5%
Barry M. Smith	$315,000	20.0%
Walter A. Baker	$320,000	18.3%

Increases in base salaries for 2013 for Messrs. Polhamus, Smith and Baker reflect adjustments to maintain base salaries aligned with the market 50th percentile for the base salaries of these officers and to reflect internal and external comparisons of job responsibilities.

Changes for 2014. Effective January 1, 2014, the Compensation Committee approved increases in base salaries for our named executive officers, based on market data provided by L&A as follows:

Executive Officer	2014 Base Salary	% Increase over 2013
Robert J. Saltiel	$775,000	5.0%
Mark L. Mey	$462,000	5.0%
Arthur M. Polhamus	$365,000	10.6%
Barry M. Smith	$355,000	12.7%
Walter A. Baker	$350,000	9.4%

Increases in base salaries for 2014 for Messrs. Polhamus, Smith and Baker reflect adjustments to maintain base salaries aligned with the market 50th percentile for the base salaries of these officers and to reflect internal and external comparisons of job responsibilities as well as the Compensation Committee’s assessment of the continued progress of these executives in their respective roles.

Annual Incentive Bonuses

We provide incentive compensation to our executive officers in the form of an annual cash incentive bonus relating to safety, financial, operational and individual achievements during the prior fiscal year for the purpose of rewarding and recognizing their contributions toward approved Company goals and metrics, encouraging further individual contributions to shareholder value.

The fiscal year 2013 target incentive bonus amounts were determined by the Compensation Committee as a percentage of annual base salary in the range of competitive bonus amounts of our compensation peer group as furnished by L&A. These targets for our named executive officers ranged from 50% to 200% for Mr. Saltiel, from 37.5% to 150% for Mr. Mey, and from 27.5% to 110% for Messrs. Polhamus, Smith and Baker. These targets are based upon achievement of threshold, target, or stretch measures of performance as described herein, and are designed to place a significant portion of total direct compensation at risk, generally with a greater portion of total compensation at risk the more senior the executive. Executive officers must meet threshold levels of performance for each measure in order to receive any payout for the respective measure. Target bonus awards are subject to review based on market movement as well as to pro-rata adjustment due to promotions occurring during the fiscal year or other relevant changes in job responsibilities.

The Compensation Committee set a portion equal to 50% of the incentive bonus target to be formulaic and directly linked to the achievement of Company-wide goals and metrics and individual objectives approved previously by our Board of Directors. The final determinations of this portion of the annual incentive bonus are based upon the extent to which results for the fiscal year met, failed to meet or exceeded our established goals and metrics. The goals and metrics for the Company include results related to safety, financial performance, and share price performance, as well as approved individual objectives for each executive officer.

The remaining 50% of the annual incentive bonus awarded to each executive officer was non-formulaic and was determined by the Compensation Committee’s subjective assessment of a broader set of factors including, but not limited to, overall corporate results, execution of newbuild and other projects, achievement of safety and operational reliability targets, achieving fleet manning requirements, strategy development, employee engagement, and the expansion of our contract backlog, as well as each executive officer’s individual performance and contributions.

The combination of the formula-based and the non-formulaic portions of the annual incentive bonus are designed to result in decisions for our executive officers that sharpen the focus on our key performance measures and enable a closer alignment with shareholder value creation and competitive norms. The Compensation Committee believes that the non-formulaic factors ensure that our executive officers focus on a broader set of financial, operational and other factors, and the Committee’s subjective assessment of these factors enables closer alignment of executive officer pay levels with shareholder value creation and talent attraction, motivation and retention in a challenging competitive environment. The Compensation Committee seeks input from Mr. Saltiel on executive officer performance and internal equity for executive officers other than himself. In determining the individual bonus amounts paid to our executive officers, following review of fiscal year 2013 results and individual performance, the Compensation Committee also reviewed information provided by L&A with regard to compensation practices, trends, and target levels of compensation within our compensation peer group.

Company Goals and Metrics

Recommendations were made by Mr. Saltiel at the beginning of fiscal year 2013 for the Company’s goals and metrics, and these recommendations were subsequently reviewed as appropriate and endorsed by the Compensation Committee. In determining the goals and metrics for fiscal year 2013, the Committee linked the metrics to the Company’s budget as approved by the Board of Directors. For each performance measure, the Compensation Committee established appropriate metrics and specific targets as shown below. Each metric was associated with a threshold, target and a stretch level of possible achievement. Each performance measure also was assigned a weighting factor to reflect the Company’s goals and priorities as interpreted by the Compensation Committee.

Performance Category	Metric	Weight	Threshold	Target	Stretch
Safety Performance	Total Recordable Incident Rate (“TRIR”)(1)	12.5%	0.87	0.70	0.60
	Incident Severity Rate(2)	12.5%	14.4	12.0	9.6
Financial Performance	Net Income ($ in millions)(3)	45%	$297.0	$323.0	$344.6
Relative Stock Performance	Stock Price Performance vs. Metrics Peer Group	15%	3rd Quartile	4 of 7	1st Quartile
Individual Objectives	See “Individual Objectives” below.	15%

(1)	TRIR is the number of recordable incidents per 200,000 man hours.
(2)	Incident Severity Rate is the number of lost time days due to work related injuries per 200,000 man hours.
(3)	For purposes of determining achievement of this metric, net income is calculated in accordance with GAAP.

Safety Performance. The Safety Performance measure is divided into two equally weighted components, TRIR and Incident Severity Rate. Incident Severity Rate provides a measure of the level of seriousness of recordable injuries, which is not reflected in the TRIR metric. The Incident Severity Rate complements the TRIR metric and the Compensation Committee believes the combination of these two measures better reflects the Company’s safety performance. In determining target, threshold and stretch levels for safety performance, the Compensation Committee reviewed the Company’s current and historical safety goals and performance, the overall expectations of our clients, and also standards of excellence in safety performance established by the International Association of Drilling Contractors, of which the Company is an active member.

Financial Performance. In determining net income levels, the Compensation Committee considered the Company’s approved historical and projected operating budgets, financial performance and strategic goals. The Compensation Committee believes that net income is a financial measure widely used by financial analysts and investors in evaluation our performance and that tying a significant portion of our named executive officers’ annual incentive bonus to this measure more closely aligns these officers’ interests with those of our shareholders.

Relative Stock Performance. Stock performance is measured against the following “metrics peer group”: Diamond Offshore Drilling, Inc., Ensco plc, Noble Corporation plc, Rowan Companies plc., Seadrill Ltd., and Transocean, Ltd. The Compensation Committee recognizes that each of these metrics peer group companies is associated with revenue levels, rig fleet sizes and market capitalization levels that are higher than the Company’s. However, the Compensation Committee has included them due to fundamental features of their rig operations, safety focus, client services and competitive conditions.

Individual Objectives. Achievement of individual objectives by each executive officer comprises the remaining 15% of the formulaic portion of the annual bonus. These objectives are approved by the Compensation Committee based on recommendations from Mr. Saltiel for each of the other executive officers, and by the Committee’s own determination as it relates to the individual objectives for Mr. Saltiel. The individual objectives are designed to align each executive officer’s performance with the achievement of the key strategic priorities for the Company in the fiscal year and to focus each executive officer’s efforts in areas where they may exert the greatest influence given each officer’s scope of responsibility. Mr. Saltiel’s objectives are designed to reflect the most critical Company-wide objectives for the fiscal year and cover all functions.

Individual Bonus Parameters

In connection with the establishment of the above measures and after consideration of information provided by L&A regarding competitive incentive targets and the Compensation Committee’s own determination of appropriate incentive levels to encourage achievement of such measures, the Compensation Committee established bonus percentage multiples as a function of 2013 calendar year base salary for each executive officer, which multiples were tied to achievement of the threshold, target or stretch levels for each metric. The multiples for the named executive officers are as follows:

Executive Officer	Threshold	Target	Stretch
Robert J. Saltiel	50%	100%	200%
Mark L. Mey	37.5%	75%	150%
Arthur M. Polhamus	27.5%	55%	110%
Barry M. Smith	27.5%	55%	110%
Walter A. Baker	27.5%	55%	110%

In setting multiples, the Compensation Committee believes that a stretch multiple greater than 100% was reflective of competitive norms and was appropriate for our executive officers. Multiples were established reflecting the Compensation Committee’s belief that the more senior the executive officer is, the greater the portion of total compensation that should be at risk. For each particular metric calculation, the Compensation Committee determined whether the Company had met the threshold, target or stretch level and then used the multiple of calendar year base salary for each executive officer, based upon the level achieved.

In the event a metric does not meet the threshold performance level, none of the bonus is earned for that metric. Similarly, achieving the stretch performance level earns the maximum percentage for a metric. In the event that a metric was achieved at a level between defined achievement levels, the Compensation Committee makes a linear interpolation to determine the bonus earned for that metric.

Evaluation of Performance Results

For fiscal year 2013, the Compensation Committee reviewed the Company’s overall results against approved corporate performance targets as follows:

Safety Performance. For fiscal year 2013, the Compensation Committee set the target for TRIR at 0.70. We concluded the fiscal year with a TRIR of 0.67 which was between our target and stretch goals and represented a decrease from our TRIR of 0.68 achieved in fiscal year 2012. As the TRIR was between the approved target and the stretch amounts, the Compensation Committee approved a level of payment of the portion of the annual bonus attributable to this metric for each named executive officer as shown below in the table under “Formulaic Portion of the Annual Incentive Bonus”. The Incident Severity Rate target for fiscal year 2013 was 12.0. We achieved an Incident Severity Rate of 8.1 in 2013, which outperformed our stretch goal of 9.6. As the Incident Severity Rate outperformed the stretch goal, the Compensation Committee approved a level of payment of the portion of the annual bonus attributable to this metric for each named executive officer as shown below in the table under “Formulaic Portion of the Annual Incentive Bonus”.

Financial Performance. The net income target for fiscal year 2013 was $323.0 million as established by the Company’s fiscal year 2013 budget approved by the Board of Directors. We achieved actual net income of

$350.0 million, which exceeded the stretch amount of $344.5 million by $5.5 million. As the net income exceeded the stretch amount, the Compensation Committee approved the level of payment of the portion of the annual bonus attributable to this metric for each named executive officer as shown below in the table under “Formulaic Portion of the Annual Incentive Bonus”.

Relative Stock Performance. Fiscal year 2013 stock price performance compared against our metrics peer group ranked first of seven companies. The Compensation Committee reviewed the achievement of this performance measure at the stretch level and authorized the level of payment of the bonus amount attributable to this metric for each named executive officer as shown below in the table under “Formulaic Portion of the Annual Incentive Bonus”.

Individual Objectives. For fiscal year 2013, each of the executive officers, other than Mr. Saltiel, was evaluated on the achievement of his respective individual objectives by the Compensation Committee with input on performance provided by Mr. Saltiel. Mr. Saltiel’s performance against his individual objectives was determined by the Compensation Committee and approved by the Company’s independent directors acting together as a group.

Mr. Saltiel, President and Chief Executive Officer, is responsible for the strategic decisions concerning the Company as well as having primary responsibility for the management of our business. Mr. Saltiel’s individual objectives were established by the Compensation Committee and included, among others, ensuring on-time and reliable start-ups of the Atwood Manta and Atwood Orca, improving safety performance and metrics, achieving budgeted revenue efficiencies across our fleet, securing contracts for the Atwood Achiever and Atwood Orca, achieving direct continuation contracts for five rigs with availability in 2013, achieving or exceeding budgeted revenues and earnings, and supporting employee engagement initiatives. Based on these considerations, the Compensation Committee subjectively assessed Mr. Saltiel’s performance for fiscal year 2013 and determined that he achieved these objectives at an absolute level of 140%.

Mr. Mey, Senior Vice President and Chief Financial Officer, is primarily responsible for financial matters such as establishing cash flow and earnings estimates, implementing our annual budget process, ensuring appropriate funding for our strategic growth projects, maintaining internal financial controls, managing taxation issues and meeting financial reporting and compliance requirements. In addition, Mr. Mey provides oversight and leadership to the Company’s supply chain function. Mr. Mey’s individual objectives included, among others, securing financing for additional growth, stabilizing our enterprise resource planning system, centralizing certain accounting functions, and developing and implementing an inventory management system. The Committee subjectively assessed Mr. Mey’s performance for fiscal year 2013 and determined that he achieved these objectives at an absolute level of 120%.

Mr. Polhamus, Vice President, Operations, is the Company’s principal operating officer and is responsible for the overall direction and oversight of worldwide rig operations. Mr. Polhamus’s individual objectives included, among other things, improving safety results, implementing a competency assurance program, improving environmental results, meeting or exceeding revenue efficiency targets, controlling operating costs and improving employee engagement. The Committee subjectively assessed Mr. Polhamus’s performance for fiscal year 2013 and determined that he had achieved these objectives at an absolute level of 135%.

Mr. Smith, Vice President, Technical Services, is responsible for the Company’s engineering and maintenance functions. He also leads the group charged with the execution of the Company’s newbuild construction projects and activities as well as regulatory, maintenance and upgrade projects that may involve the active rig fleet. Mr. Smith’s individual objectives included, among others, timely delivery of the Atwood Manta and Atwood Orca, completion of other projects according to respective schedules, improvement of blowout preventer maintenance and testing, and operational reliability. The Committee subjectively assessed Mr. Smith’s performance for fiscal year 2013 and determined that he achieved these objectives at an absolute level of 150%.

Mr. Baker, Vice President, General Counsel and Corporate Secretary, is the Company’s chief legal officer and is responsible for the oversight of the Company’s legal function. He also has responsibility for the Company’s compliance programs. Mr. Baker’s individual objectives included, among others, implementing increased compliance training and testing, support of other corporate groups and transactions, pursuit of successful resolution of various litigation matters and employee engagement. The Committee subjectively assessed Mr. Baker’s performance for fiscal year 2013 and determined he achieved these objectives at an absolute level of 110%.

The Compensation Committee endorsed the determinations made by Mr. Saltiel with respect to the level achieved by each named executive officer, and determined the level achieved by Mr. Saltiel, which were collectively between 110% and 150%, as shown below:

Executive Officer	Weight of FY2013 Formula- Based Individual Objectives		Absolute Level Achieved(1)		Adjusted Weight		Annual Bonus Target as % of Salary		Level Achieved as % of Bonus Target
Robert J. Saltiel	15%	x	140%	=	21.0%	x	100%	=	21.0%
Mark L. Mey	15%	x	120%	=	18.0%	x	75%	=	13.5%
Arthur M. Polhamus	15%	x	135%	=	20.3%	x	55%	=	11.1%
Barry Smith	15%	x	150%	=	22.5%	x	55%	=	12.4%
Walter A. Baker	15%	x	110%	=	16.5%	x	55%	=	9.1%

(1)	This column reflects the overall assessment of individual performance results measured against established individual objectives for fiscal year 2013.

Formulaic Portion of the Annual Incentive Bonus.

At the end of fiscal year 2013, the Compensation Committee completed the evaluation of our results and the weighing of metrics discussed above to ensure that the formula-driven portion of the incentive bonus determinations was appropriate and commensurate with the accomplishments posted. Formulaic bonus determinations for fiscal year 2013 for named executive officers were as follows:

Corporate Goals and Metrics			Adjusted Level by Named Executive Officer
Metrics	Weight	Level Achieved	Mr. Saltiel	Mr. Mey	Mr. Polhamus	Mr. Smith	Mr. Baker
TRIR	12.5%	Between Target and Stretch	16.3%	12.2%	8.9%	8.9%	8.9%
Incident Severity Rate	12.5%	Stretch	25.0%	18.8%	13.8%	13.8%	13.8%
Net Income	45%	Stretch	90.0%	67.5%	49.5%	49.5%	49.5%
Stock Price Performance vs. Metrics Peer Group	15%	Stretch	30.0%	22.5%	16.5%	16.5%	16.5%
Individual Objectives	15%	110% to 150%	21.0%	13.5%	11.1%	12.4%	9.1%

Total Formulaic Percentage	100%		182.3%	134.4%	99.8%	101.1%	97.8%

Annual Base Salary			$738,000	$440,000	$330,000	$315,000	$320,000
Formulaic Portion – 50% of Annual Base Salary times Total Formulaic Percentage			$672,500	$296,000	$164,500	$159,000	$156,500

Non-Formulaic Portion of Annual Incentive Bonus

For each of the executive officers, other than Mr. Saltiel, the Compensation Committee determined the non-formulaic portion of the annual incentive bonus by assessing the officer’s performance against individual objectives established for each officer at the beginning of the fiscal year. Consideration was also given to other relevant factors not covered directly by the individual objectives, including, but not limited to, overall corporate results, execution of newbuild and other projects, achievement of safety and operational reliability targets, achieving fleet manning requirements, employee engagement, the expansion of our contract backlog, and other factors as they related to both individual and overall Company performance in fiscal year 2013. The competitive compensation data provided by L&A for the position held by each officer was also considered, as appropriate. The Committee awarded Mr. Saltiel an amount for the non-formulaic portion of the annual incentive bonus, primarily based on the Committee’s assessment of his personal contributions, his leadership, and the performance of the Company in key functional areas. Non-formulaic bonus determinations for fiscal year 2013 for named executive officers were as follows:

	Mr. Saltiel	Mr. Mey	Mr. Polhamus	Mr. Smith	Mr. Baker
Annual Base Salary	$738,000	$440,000	$330,000	$315,000	$320,000
Total Non-Formulaic Percentage	178.5%	131.8%	94.2%	102.2%	64.7%

Non-Formulaic Portion – 50% of Annual Base Salary times Total Non-Formulaic Percentage	$658,500	$290,000	$155,500	$161,000	$103,500

Final Bonus Determination.

At the end of fiscal year 2013, the Compensation Committee completed the evaluation of our results and the weighing of metrics discussed above to ensure that the combined formula-driven and the non-formulaic portions of the incentive bonus determinations, which are intended to reward the performance and contributions of our executive officers, were appropriate and commensurate with the accomplishments posted. In addition, the Compensation Committee reviewed the market survey information provided by L&A to ensure that the incentive bonus amounts resulting from this evaluation fully support our compensation philosophy and are closely aligned with shareholder interests. The Compensation Committee made the final bonus determinations for our named executive officers as follows:

	Mr. Saltiel	Mr. Mey	Mr. Polhamus	Mr. Smith	Mr. Baker
Annual Base Salary	$738,000	$440,000	$330,000	$315,000	$320,000
Approved Multiplier (“Target”) as % of Annual Salary	100.0%	75.0%	55.0%	55.0%	55.0%
Bonus Target Amount – Target x Annual Base Salary	$738,000	$330,000	$181,500	$173,250	$176,000
Formulaic Portion	$672,500	$296,000	$164,500	$159,000	$156,500
Non-Formulaic Portion	$658,500	$290,000	$155,500	$161,000	$103,500

Total Bonus Amount	$1,331,000	$586,000	$320,000	$320,000	$260,000

Total Bonus Amount as % of Salary	180%	133%	97%	102%	81%
Total Bonus Amount as % of the Maximum Bonus Opportunity	90%	89%	88%	92%	74%

The Compensation Committee’s incentive bonus recommendations were endorsed by L&A based upon its review of relevant competitive information, including analysis of incentive and performance-related bonus amounts paid by our compensation peer group for comparable jobs and of the proportion represented by bonus amounts in the total direct compensation for each benchmarked job. The bonus amounts recommended by the Compensation Committee for fiscal year 2013 range from the market 50th percentile to above the market 75th percentile level in recognition of superior Company results in fiscal year 2013 and each officer’s contribution to Company performance and are reflective of our pay for performance compensation philosophy. The proportion represented by the bonus amounts as a percentage of the total direct compensation remains within the overall competitive range. The Compensation Committee believes that the recommended fiscal year 2013 incentive bonus awards support the objectives of our compensation program.

Long-Term Stock Incentive Awards

The Compensation Committee considers stock ownership by management through stock-based compensation arrangements beneficial in aligning management’s and shareholders’ interests. Under the provisions of our shareholder-approved Atwood Oceanics, Inc. 2013 Long-Term Incentive Plan (the “2013 Plan”), the Compensation Committee has the ability to grant stock options, restricted stock and restricted stock unit awards, stock appreciation rights (“SARs”), and performance units to eligible employees and to grant nonqualified stock options, restricted stock and restricted stock unit awards, SARs and performance units to eligible directors.

The Compensation Committee grants long-term incentive awards to our executive officers, including our named executive officers, in line with competitive market norms based upon each officer’s performance in a fiscal year. These awards are primarily designed to tie a substantial portion of each executive officer’s compensation to longer-term future performance of the Company and to support the philosophy adopted by the Compensation Committee. The grant determinations are made by the Compensation Committee using, as a reference, the relevant competitive market information and recommendations provided to the Compensation Committee by L&A, in order to provide an appropriate level of total direct compensation compared to compensation of executive officers in our compensation peer group. The Compensation Committee sets the individual grant values to reflect (a) the level of responsibility of each executive officer and his potential impact on the long-term success of the business, (b) the intent to encourage distinctive levels of long-term performance and contributions, (c) talent retention considerations as appropriate, and (d) tenure with the Company. Consistent with our at-risk performance-based pay philosophy, long-term incentive awards comprise a significant portion of our named executive officers’ total compensation.

Determination of Awards

For fiscal year 2013, the Compensation Committee awarded annual grants of restricted stock units and performance-based restricted stock units to our named executive officers. In determining to award performance-based restricted stock units in 2013, the Compensation Committee considered and recognized the increased level of competition for senior level talent in the offshore drilling industry, competitive pay for performance practices, and the unprecedented execution challenges that the Company anticipates over the next several years, including delivery, contracting, manning and start-up of newbuild rigs. Furthermore, the Compensation Committee intends to ensure a strong level of alignment between the prospective compensation provided to our named executive officers and the measurable outcomes of superior longer-term performance. In so doing, the Compensation Committee determined to provide our executive officers, including our named executive officers, with meaningful incentives to focus on and achieve industry-leading share price performance for the Company relative to its major offshore drilling peers. The Compensation Committee also reviewed information and recommendations provided to the Compensation Committee by L&A, as well as relevant information provided by the Company’s outside legal and tax counsel.

To determine long-term incentive awards granted in a year, the Compensation Committee first approves a target aggregate grant date fair value to be awarded to each named executive officer. The target aggregate grant date fair value is then allocated among the types of awards granted for such year. For fiscal year 2013, the Compensation Committee determined to allocate the target aggregate grant date fair value equally between restricted stock units and performance-based restricted stock units. The amount allocated to the type of award is then divided by the grant date fair value for that type of award to arrive at the number of awards for the named executive officer.

We do not time the release of material nonpublic information for the purpose of affecting the value of executive compensation.

Restricted Stock Units

Restricted stock units granted to named executive officers under the 2013 Plan “cliff” vest 100% at the end of the three year period following the date of grant, subject to accelerated vesting upon a change-of-control.

Performance-Based Restricted Stock Units

Performance-based restricted stock units granted to named executive officers under the 2013 Plan vest on the third anniversary of the date of grant with respect to a number of shares of our common stock determined by comparing our total shareholder return (“TSR”) over a three-year performance period relative to the TSR of our metrics peer group composed of Diamond Offshore Drilling Inc., Ensco plc, Noble Corporation plc, Rowan Companies plc., Seadrill Ltd. and Transocean Ltd. The Compensation Committee selected the metrics peer group due to the relative scope, complexity and profile of the Company’s operations. Performance-based restricted stock units are subject to acceleration upon a change-of-control. At the end of a three-year performance period, each company in the metrics peer group is ranked from high to low based on the TSR achieved. The award payment schedule for each named executive officer is determined based on the Company’s TSR rank as follows:

TSR Rank	Percentage Earned
1	200%
2	150%
3	100%
4	75%
5	50%
6	0%
7	0%

The Compensation Committee believes the performance component aligns with our compensation philosophy of rewarding performance relative to our competitors and rewarding enhancement of shareholder value.

Fiscal Year 2013 Long-Term Incentive Award Grants

In December 2012, the Compensation Committee recommended granting long-term incentive awards for fiscal year 2013 to our named executive officers as follows:

Executive Officer	Target Aggregate Grant Date Fair Value	Restricted Stock Units	Performance-Based Restricted Stock Units(1)
Robert J. Saltiel	$3,515,000	37,402	37,779
Mark L. Mey	$1,665,000	17,717	17,896
Arthur M. Polhamus	$705,000	7,502	7,577
Barry M. Smith	$660,000	7,023	7,094
Walter A. Baker	$675,000	7,182	7,255

(1)	The performance period for performance-based restricted stock units granted for fiscal year 2013 begins January 1, 2013 and ends December 31, 2015. The award payment schedule for each named executive officer will be determined based on the Company’s TSR rank as set forth in “Long-Term Incentive Awards – Performance-Based Restricted Stock Units” above.

Fiscal Year 2014 Long-Term Incentive Award Grants

In November 2013, the Compensation Committee recommended granting long-term incentive awards for fiscal year 2014 to our named executive officers as follows:

Executive Officer	Target Aggregate Grant Date Fair Value	Restricted Stock Units	Performance-Based Restricted Stock Units(1)
Robert J. Saltiel	$3,684,000	33,460	34,111
Mark L. Mey	$1,745,000	15,849	16,157
Arthur M. Polhamus	$760,000	6,903	7,037
Barry M. Smith	$740,000	6,721	6,852
Walter A. Baker	$720,000	6,540	6,667

(1)	The performance period for performance-based restricted stock units granted for fiscal year 2014 begins December 1, 2014 and ends November 30, 2016. The award payment schedule for each named executive officer will be determined based on the Company’s TSR rank as set forth in “Long-Term Incentive Awards – Performance-Based Restricted Stock Units” above.

For each of fiscal years 2013 and 2014, the number of restricted stock units and performance-based restricted stock units granted was obtained by dividing an amount equal to 50% of the target aggregate grant date fair value by the grant date fair value of a restricted stock unit and performance-based restricted stock unit, respectively. The grant date fair values of restricted stock units granted for fiscal years 2013 and 2014 were determined in accordance with ASC Topic 718 and are based on the fair market value of our common stock on the date of grant. The grant date fair values of performance-based restricted stock units granted for fiscal years 2013 and 2014 were determined in accordance with ASC Topic 718 and are determined using a Monte Carlo simulation. Under SEC rules, the grant date fair values exclude the impact of estimated forfeitures related to service-based vesting conditions.

Change of Control Arrangements

We believe that the competitive marketplace for executive level talent and our desire to minimize turnover and retain our executive officers, including our named executive officers, requires us to provide certain severance benefits. We also believe the provision of these benefits serves the interests of our shareholders by encouraging certain valued employees to remain employed with the Company in the event of a change of control. The Company has entered into Change of Control Agreements with each named executive officer, including Mr. Saltiel, in replacement of any prior employment or other severance agreement entered into between the Company and the executive. The agreements standardize change of control benefits for our executive officers and provide benefits that are competitive to those provided by our compensation peer group. Each agreement contains “double-trigger” requirements for payments relating to termination of employment other than for cause following a change of control. For more information regarding change of control arrangements, see “Executive Compensation–Potential Payments Upon Termination or Change of Control.”

The Compensation Committee believes the provision of such change of control benefits is competitive and appropriate in light of our compensation peer group. In reaching such determination, the Compensation Committee considered L&A’s change of control analysis, surveys, and reviewed the amounts payable by the compensation peer group to similarly situated executives in the event of a termination of employment in connection with a change of control.

Benefits relating to termination of employment in a post change of control employment period payable to Mr. Saltiel and the other named executive officers were considered as part of their overall compensation packages.

Perquisites and Benefits

Named executive officers are eligible to participate in the Company’s benefit plans on the same terms as other employees. The Company’s 401(k) Retirement Plan (the “Retirement Plan”) is a qualified defined contribution plan which allows employees, including named executive officers, to save for retirement through a tax-advantaged combination of employee and Company contributions. Employee contributions are matched by the Company up to 200% of the first 5% of salary contributed by the employee. Named executive officers are also eligible for participation, along with certain senior management personnel, in the non-qualified Benefits Equalization Plan, a program that allows for tax-deferred contributions in excess of allowable amounts permitted under the Retirement Plan of up to 200% of the first 5% of salary and bonus contributed by the employee. The benefits provided through elective participation in the Benefits Equalization Plan are secured through a Rabbi Trust and all vested amounts must be withdrawn in a participant’s elective period not to exceed ten years commencing six months following termination of employment. Company contributions under both the Retirement Plan and the Benefits Equalization Plan are subject to a six-month waiting period and vesting in the employee’s Company matching contribution account does not occur until the completion of three years of service.

The Company also provides named executive officers with perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with its overall compensation program. Named executive officers are covered under the Company’s Salary Continuation Plan, formerly named the Executive Life Insurance Plan, which provides for salary continuation to the executive’s beneficiary upon the executive’s death. Payments equal to 2.5 times annual salary are payable in 30 installments or, in the event of death due to accidental causes, payments equal to five times annual salary are payable in 60 installments. In addition, the Company provides each of our named executive officers the benefit of membership to a designated luncheon and exercise facility and reimbursements of up to $2,000 for a yearly, comprehensive physical examination. Certain named executive officers are also provided supplemental life insurance benefits. The increased life insurance benefits offered to our named executive officers respond to competitive considerations and to the importance of each officer to our long term success.

STOCK OWNERSHIP POLICY

In furtherance of the Board of Director’s goal of promoting sound corporate governance practices, the Company’s stock ownership policy assists in aligning the financial interests of the Company’s directors and senior employees with those of its shareholders. We believe that it is important that directors and senior employees maintain a certain level of ownership of shares of our common stock, and this policy is designed to help achieve this objective and further highlight and promote our commitment to sound corporate governance. Executive officers and directors subject to this policy are required to achieve a minimum ownership requirement by four years from the later of (a) December 31, 2011 or (b) being elected a director, being named an executive officer or otherwise being designated as a covered employee. Upon achieving his or her respective minimum ownership requirement, each director or covered employee must continue to maintain the minimum ownership requirement at all times during a given calendar year and for so long as the director or covered employee remains subject to this policy.

Each director and covered employee must maintain the number of qualifying shares of common stock, as defined in the policy, with a fair market price equal to a multiple of the director’s base annual retainer or the covered employee’s annual base salary. For directors, the minimum ownership requirement is four times the base annual retainer. For Mr. Saltiel, the minimum ownership requirement was set at five times his annual base salary; for Mr. Mey, the minimum ownership requirement was set at three times his annual base salary; and for Messrs. Polhamus, Smith and Baker, the minimum ownership requirement was set at two times their respective annual base salary. By the first day of December of each year, directors and covered employees will be required to certify to the Compensation Committee their holdings of common stock and level of compliance with their minimum ownership requirement.

The failure by a director or covered employee to meet or to demonstrate sustained progress toward the achievement of the applicable minimum ownership requirement will result in the imposition of a restriction on sales of common stock and may result in a reduction in the value of future long term incentive grants or exclusion from future grants until compliance is achieved.

ASSESSMENT OF RISK AND RECOVERY OF COMPENSATION

Our Audit Committee and Board of Directors employ a risk management process conducted periodically to ensure that potential risks that might arise from any of our executive compensation practices and policies do not result in potential adverse impact on the Company, financially or otherwise. The Compensation Committee has reviewed the policies and guidelines underlying our executive compensation determinations and concluded that the following factors promote the creation of long-term value and thereby discourage behavior that leads to excessive or unnecessary risk:

•	individual cash incentives are made within the boundaries of approved fixed maximum awards as applicable to each named executive officer;

•	the short-term performance metrics considered in annual bonus determinations are supplemented with diverse performance measures;

•	the members of the Compensation Committee who approve final bonus recommendations are independent; and

•

named executive officers receive the majority of their total direct compensation in the form of long-term incentives with multi-year vesting to align the interests of the named executive officers with long term value creation for our shareholders.

In addition, in the event that any executive officer is in violation of our Code of Business Conduct and Ethics or Code of Ethics for the Chief Executive Officer and Senior Financial Officers or applicable law or regulations or there is a downward adjustment or restatement of corporate financial or non-financial performance results, the Compensation Committee may seek recovery of compensation paid to the executive officers involved, whether in whole or in part, or take other remedial action as appropriate, to recover repayment of any bonuses or long-term incentive awards.

TAX CONSIDERATIONS

Section 162(m) of the Code limits the deductibility of compensation paid to each of our named executive officers to $1 million annually for federal income tax purposes unless the compensation is performance-based as described in Section 162(m) and the related regulations. In designing compensation plans and making compensation decisions, the Compensation Committee considers the potential deductibility of the proposed compensation. However, the Compensation Committee may elect to approve compensation that exceeds the limit in order to ensure competitive levels of compensation for our executive officers and if it believes that such compensation is in the best interests of the Company and its shareholders. As a result, certain compensation paid to our named executive officers may not be deductible by the Company for tax purposes.

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with Company management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation and Human Resources Committee:

Deborah A. Beck, Chair

George S. Dotson

Jack E. Golden

Jeffrey A. Miller

James R. Montague

Phil D. Wedemeyer

January 13, 2014

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Bonus(1) ($)	Stock Awards(2)(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compen- sation(5)	Change in Pension Values and Non-qualified Deferred Compen- sation Earnings(6) ($)	All Other Compen- sation(7) ($)	Total ($)

Robert J. Saltiel (8)	2013	742,770	658,500	3,515,000	0	672,500	70,013	180,998	5,828,781
President and Chief Executive Officer	2012	709,254	642,000	2,673,000	1,250,000	623,500	0	165,334	6,063,088
	2011	682,000	346,500	1,137,500	1,137,500	346,500	15,506	135,270	3,800,776

Mark L. Mey (9)	2013	442,000	290,000	1,665,000	0	296,000	100,264	100,468	2,893,732
Senior Vice President, Chief Financial Officer	2012	419,692	287,100	1,292,000	450,000	274,500	34,696	102,819	2,860,807
	2011	400,000	173,000	75,000	75,000	173,000	0	34,384	930,384

Arthur M. Polhamus (10)	2013	317,700	155,500	705,000	0	164,500	38,813	67,130	1,448,643
Vice President, Operations	2012	278,100	142,500	722,000	225,000	137,500	13,998	65,233	1,584,331
	2011	180,000	167,000	200,000	0	55,500	0	9,113	611,613

Barry M. Smith	2013	301,877	161,000	660,000	0	159,000	62,134	59,291	1,403,302
Vice President, Technical Operations	2012	257,640	151,500	690,000	225,000	128,500	44,955	44,498	1,542,093
	2011	254,176	85,500	201,000	201,000	74,500	0	44,509	860,685

Walter A. Baker (11)	2013	307,600	103,500	675,000	0	156,500	15,861	56,430	1,314,891
Vice President, General Counsel and Corporate Secretary	2012	267,800	113,500	623,000	212,500	131,500	1,973	57,593	1,407,866
	2011	166,333	103,500	100,000	0	53,500	—	4,333	427,666

(1)	The amounts disclosed in this column reflect the non-formulaic portion of cash bonus awards earned for performance in the designated fiscal year but which are paid in December of the following fiscal year. See “Compensation Discussion and Analysis – Components of Our Executive Compensation Program – Annual Incentive Bonuses.” For 2011, Mr. Polhamus’ and Mr. Baker’s bonus amounts also include signing bonuses of $100,000 and $50,000, respectively, received upon the commencement of their employment.
(2)	The amounts disclosed in this column include the grant date fair value of the restricted stock and restricted stock unit awards granted to each named executive officer. Under SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The grant date fair value of the awards is calculated using the closing price of our common stock on the date of grant. For additional information, see Note 3 to our consolidated financial statements in our 2013 Form 10-K.
(3)	The amounts disclosed in this column also include the grant date fair value of performance-based restricted stock units based on the achievement of target level performance conditions of the awards. The grant date fair value of the awards is calculated using the closing price of our common stock on the date of grant. For additional information, see Note 3 to our consolidated financial statements in our 2013 Form 10-K. Assuming the highest level of performance conditions were achieved, the grant date fair value of performance-based restricted stock units granted in fiscal year 2013 would have been as follows: $3,515,000 for Mr. Saltiel; $1,665,000 for Mr. Mey; $705,000 for Mr. Polhamus; $660,000 for Mr. Smith; and $675,000 for Mr. Baker.
(4)	The amounts disclosed in this column represent the aggregate grant date fair value of non-qualified stock options granted to each named executive officer. Under SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The grant date fair value of the awards is calculated using the closing price of our common stock on the date of grant. For additional information, see Note 3 to our consolidated financial statements in our 2013 Form 10-K.
(5)	The amounts disclosed in this column reflect the formulaic portion of cash bonus awards earned for performance in the designated fiscal year but which are paid in December of the following fiscal year. See “Compensation Discussion and Analysis – Components of Our Executive Compensation Program – Annual Incentive Bonuses.”
(6)	Amounts for fiscal year 2012 listed as zero reflect negative earnings in the amount of $11,995 for Mr. Saltiel. Amounts for fiscal year 2011 listed as zero reflect negative earnings in the amount of $12,213 for Mr. Mey, $11,921 for Mr. Smith and $57 for Mr. Polhamus.

(7)	All other compensation for 2013 includes the following amounts:

Name	Company Contributions To Retirement Plan(A)	Company Contributions To Benefit Equalization Plan(B)	Other Compensation(C)	Total
Robert J. Saltiel	$25,500	$145,477	$10,021	$180,998
Mark L. Mey	$25,500	$67,360	$7,608	$100,468
Arthur M. Polhamus	$24,750	$35,020	$7,360	$67,130
Barry M. Smith	$22,686	$32,877	$3,728	$59,291
Walter A. Baker	$24,000	$31,260	$1,170	$56,430

(A)	Amounts reflect matching contributions made for fiscal year 2013 on behalf of each named executive officer to the Company’s 401(k) plan, which is qualified under applicable provisions of the Internal Revenue Code and provides for employee contributions matched by the Company at 200% of the first 5% of salary contributed by the employee (the “Retirement Plan”).
(B)	Amounts reflect matching contributions made for fiscal year 2013 on behalf of each named executive officer to the Company’s Benefit Equalization Plan, which is a non-qualified plan that permits tax-deferred contributions in excess of amounts permitted under the Retirement Plan and matching contributions of up to 200% of the first 5% of salary and bonus contributed by the employee.
(C)	Amounts include: (i) payments on behalf of or reimbursements made to named executive officers during fiscal year 2013 for memberships to dining, golf or country clubs; (ii) payments on behalf of or reimbursements made to named executive officers during fiscal year 2013 of up to $2,000 for a yearly, comprehensive physical examination; and (iii) premiums paid for supplemental accidental death and dismemberment insurance for certain named executive officers.

(8)	Mr. Saltiel was first elected an officer in fiscal year 2010. Under the terms of the employment agreement entered into at the time, upon commencement of employment in December 2009, Mr. Saltiel was granted (i) 55,741 restricted stock units under the Company’s Amended and Restated 2007 Long-Term Incentive Plan (“2007 Plan”) with a grant date fair value of $2,000,000, subject to three year cliff vesting; and (ii) 27,871 restricted stock units under the 2007 Plan with a grant date fair value of $1,000,000, subject to four year cliff vesting as well as performance measures as agreed to by Mr. Saltiel and the Compensation Committee in December 2010. The reported grant date fair values assume that all shares will vest. The performance terms of Mr. Saltiel’s award provide that (i) 50% of the shares will vest on a graded basis upon achievement of certain levels of cumulative stock price performance against the performance of a defined peer group of other offshore drilling contractors and (ii) 50% of the shares will vest upon achievement of safety performance as measured by cumulative total recorded incident rate measured against the comparable metric reported by the International Association of Drilling Contractors. At the end of the performance cycle in December 2013, Mr. Saltiel vested in 13,936 shares under the stock price performance measure and 10,451 shares under the safety performance measure.
(9)	Mr. Mey was first elected an officer in fiscal year 2010. In connection with his appointment, in August 2010, Mr. Mey was granted 12,500 restricted stock units under the 2007 Plan with a grant date fair value of $321,400, subject to four year cliff vesting as well as performance measures as agreed to by Mr. Mey and the Compensation Committee in December 2010. The performance terms of Mr. Mey’s award provide that shares will vest on a graded basis upon achievement of certain levels of cumulative share price performance against the comparable performance of a defined peer group of other offshore drilling contractors. The reported grant date fair value assumes that all shares will vest.
(10)	Mr. Polhamus was first elected an officer of the Company in February 2011 and 2011 compensation data reflects compensation for a partial year’s employment.
(11)	Mr. Baker was first elected as an officer of the Company in February 2011 and 2011 compensation data reflects compensation for a partial year’s employment.

GRANTS OF PLAN-BASED AWARDS DURING FISCAL YEAR 2013

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All other stock awards number of shares (#)(3)	Grant Date Value Of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert J. Saltiel	12/7/2012	184,500	369,000	738,000
	12/7/2012				0	37,779	75,558		1,757,500
	12/7/2012							37,402	1,757,500

Mark L. Mey	12/7/2012	82,500	165,000	330,000
	12/7/2012				0	17,896	35,792		832,500
	12/7/2012							17,717	832,500

Arthur M. Polhamus	12/7/2012	45,375	90,750	181,500
	12/7/2012				0	7,577	15,154		352,500
	12/7/2012							7,502	352,500

Barry M. Smith	12/7/2012	43,312	86,625	173,250
	12/7/2012				0	7,094	4,188		330,000
	12/7/2012							7,023	330,000

Walter A. Baker	12/7/2012	44,000	88,000	176,000
	12/7/2012				0	7,255	14,510		337,500
	12/7/2012							7,182	337,500

(1)	The amounts disclosed in these columns reflect the possible payouts under the formulaic portion of our cash bonus awards for fiscal year 2013. See “Compensation Discussion and Analysis – Components of Our Executive Compensation Program – Annual Incentive Bonuses.”
(2)	The amounts disclosed in these columns reflect the potential payouts pursuant to the performance-based restricted stock units granted on the date indicated. The performance-based restricted stock units were granted pursuant to our 2007 Plan and vest three years from the date of grant based on relative total shareholder return versus a peer group for the period beginning January 1, 2013 and ending December 31, 2015. The amount of the awards disclosed above is based on the target value of each award, but the amount which vests may range from 0% to 200% of the target award is based on actual relative total shareholder return.
(3)	Restricted stock units were granted pursuant to our 2007 Plan and vest three years from the date of grant, subject to acceleration of vesting upon the occurrence of certain events related to termination of employment or change of control of the Company.
(4)	The amounts disclosed in this column represent the aggregate grant date fair value of the restricted stock unit awards or performance-based restricted stock units granted to each named executive officer. Under SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The grant date fair value of the awards is calculated using the closing price of our common stock on the date of grant. For additional information, see Note 3 to our consolidated financial statements in our 2013 Form 10-K.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)(1)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)(2)	Market value of shares or units of stock that have not vested ($)(3)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market value or payout value of unearned shares, units or other rights that have not vested ($)(4)
Robert J. Saltiel	36,180	36,180	$37.41	12/9/2020
	18,491	55,473	$41.60	12/9/2021
					97,856	$5,385,994	100,977	$5,557,774

Total	54,671	91,653			97,856	$5,385,994	100,977	$5,557,774

Mark L. Mey	2,386	2,386	$37.41	12/9/2020
	6,657	19,971	$41.60	12/9/2021
					30,538	$1,680,812	51,301	$2,823,607

Total	9,043	22,357			30,538	$1,680,812	51,301	$2,823,607

Arthur M. Polhamus	0	9,984	$41.60	12/9/2021
					17,835	$981,638	19,924	$1,096,617

Total	0	9,984			17,835	$981,638	19,924	$1,096,617

Barry M. Smith	0	3,154	$35.69	12/3/2019
	0	6,392	$37.41	12/9/2020
	0	9,984	$41.60	12/9/2021
					17,804	$979,932	18,637	$1,025,780

Total	0	19,530			17,804	$979,932	18,637	$1,025,780

Walter A. Baker	3,143	9,429	$41.60	12/9/2021
					14,621	$804,740	17,446	$960,228

Total	3,143	9,429			14,621	$804,740	17,446	$960,228

(1)	The non-qualified stock options were granted pursuant to our 2007 Plan with a term of 10 years, subject to earlier termination in certain events related to termination of employment. Each option entitles the option holder to purchase one share of common stock at an exercise price equal to the fair market value of a share of common stock on the date of grant. Twenty-five percent of such options become exercisable at the end of each of year one, two, three, and four, respectively, from the date of grant. Subject to certain conditions, the exercise price may be paid by delivery of shares of common stock owned by the option holder prior to the option exercise, and tax withholding obligations related to exercise may be paid by offset of underlying shares of common stock.
(2)	These restricted stock unit awards were made pursuant to our 2007 Plan and vest at the end of three years from the date of grant, subject to acceleration of vesting upon the occurrence of certain events related to termination of employment or change of control of the Company.
(3)	With respect to restricted stock units, the amounts set forth in this column include the number of shares subject to such awards multiplied by the closing price of our common stock on September 30, 2013.
(4)	With respect to performance-based awards to Messrs. Saltiel and Mey, this column assumes that all performance criteria have been met and the full amount of the awards will vest. With respect to performance-based restricted stock units, the amount is based on the achievement of target level performance conditions of the awards. The amounts set forth include such number of shares multiplied by the closing price of our common stock on September 30, 2013.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR 2013

	Option Awards		Stock Awards
Name	Number of Shares acquired on exercise (#)	Value Realized on exercise ($)(1)	Number of Shares acquired on vesting (#)	Value Realized on Vesting ($)(2)
Robert J. Saltiel	0	0	55,741	2,494,410
Mark L. Mey	0	0	0	0
Arthur M. Polhamus	3,328	54,257	0	0
Barry M. Smith	33,105	940,996	5,224	240,774
Walter A. Baker	0	0	0	0

(1)	Represents the difference between the sale price of our common stock at exercise and the exercise price of the options.
(2)	Represents the value of the shares on the vesting date based on the closing price of our common stock on such date.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive contributions in Fiscal Year 2013 ($)(1)	Registrant contributions in Fiscal Year 2013 ($)(1)	Aggregate earnings in Fiscal Year 2013 ($)	Aggregate withdrawals/ Distributions ($)	Aggregate balance at September 30, 2013(1)
Robert J. Saltiel	100,414	145,477	70,013	—	673,353
Mark L. Mey	161,120	67,360	100,264	—	638,443
Arthur M. Polhamus	147,280	35,020	38,813	—	328,573
Barry M. Smith	48,989	32,877	62,134	—	388,109
Walter A. Baker	59,512	31,260	15,861	—	143,526

(1)	Contributions were made to a Rabbi Trust under our Benefits Equalization Plan.

Potential Payments Upon Termination or Change of Control

Executive Change of Control Agreements. A form of Executive Change of Control Agreement (the “Change of Control Agreement”) was adopted by the Board and entered into by each current executive officer of the Company in fiscal year 2012 in replacement of any employment, executive or other change of control agreement in effect at such time.

The Change of Control Agreement addresses the terms of executive employment and compensation in the event of a termination of employment due to a change of control of the Company. Each agreement contains “double-trigger” requirements for payments relating to termination of employment other than for cause following a change of control. The agreement includes a three-year “evergreen” term in that the agreement automatically extends so as to cover a three-year period from any date then in effect until the Company has given notice to the executive that the term will no longer be so extended; provided that, prior to a change of control, the agreement will terminate if the executive’s employment is terminated for any reason. If a change of control occurs during the term of the Change of Control Agreement, the term will end on the later of the date that is two years after the change of control or the date the Company satisfies its obligations under the agreement.

Under the Change of Control Agreement, if the Company terminates the executive’s employment without “cause” or the executive terminates the executive’s employment for “good reason” (each as defined in the agreement) within 24 months after a change of control of the Company, the Company will be required to pay to the executive in a lump sum (i) prorated amounts of the executive’s accrued salary, bonus and vacation (the “Accrued Amounts”) and (ii) an amount equal to 2.0 times for Messrs. Polhamus, Smith and Baker, 2.5 times in the case of Mr. Mey, or 3.0 times in the case of Mr. Saltiel, the sum of (a) the executive’s annual salary plus (b) the executive’s target annual bonus.

In addition, following such termination, the executive and the executive’s spouse and/or family, as applicable, will be entitled to continued participation in the Company’s welfare benefit plans, policies and programs for a period of 24 months (the “Welfare Continuation Benefit”) and any outstanding stock options held by the executive will remain exercisable for one year after termination; provided that in no event will any stock options remain exercisable later than the earlier of (i) the original expiration date of such stock options or (ii) the tenth anniversary of the original grant date for such stock options. If the executive’s employment is terminated due to disability within 24 months after a change of control of the Company, the Company will be required to pay to the executive the Accrued Amounts and provide the Welfare Continuation Benefit. If the executive’s employment is terminated due to death within 24 months after a change of control of the Company, the Company will be required to pay to the executive’s estate the Accrued Amounts and provide to executive’s spouse and/or family, as applicable, the Welfare Continuation Benefit. With respect to excise taxes on any parachute payment under the Change of Control Agreement, the agreement provides that the executive will be liable for such excise taxes; provided, however, that if reduction of the payments under the agreement to avoid excise taxes would result in a larger net after-tax payment to the executive, the payments under the agreement will be reduced.

Stock Awards. The terms of the Company’s various long-term incentive plans provide that awards granted under the plans shall be immediately vested, fully earned and exercisable upon the occurrence of a change of control and any restriction period shall terminate immediately. The terms of performance-based restricted stock units provide that such awards will immediately vest at the target level of the awards and be fully earned and exercisable upon the occurrence of a change of control.

Benefit Equalization Plan. Each of the named executive officers participates in our Benefit Equalization Plan, which permits the executive to make tax deferred contributions, including with respect to amounts that exceed certain Code limits. In addition, we make matching contributions on the amount the executive defers equal to up to 200% of the first 5% of salary and bonus contributed by the executive in excess of the Code limits applicable to our Retirement Plan. Upon a change of control, all amounts deferred under the Benefit Equalization Plan become payable regardless of whether the executive terminates employment. Under the Benefit Equalization Plan, a change of control is defined in accordance with Section 409A of the Code as a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company.

Salary Continuation Plan. Certain executive officers, including each of our named executive officers, are covered under the Company’s Salary Continuation Plan, which provides that upon the death of an executive officer prior to age 70 while actively employed by the Company, a payment equal to 2.5 times annual salary or, in the event of death due to accidental causes, five times annual salary, will be payable to the executive’s beneficiary in 30 or 60 installments, respectively. In 2012, Board of Directors amended the Salary Continuation Plan to discontinue eligibility for newly elected executive officers.

Potential Payments Table

The information below describes and quantifies certain compensation that would become payable under existing plans and arrangements if the executive’s employment had terminated on September 30, 2013, given the executive’s compensation as of such date and, if applicable, based on the closing price of our common stock on September 30, 2013. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different than the estimates presented in the table. Factors that could affect these amounts include the timing during the year of any such event and our stock price.

Executive	Benefit	Change of Control without Termination(1)	Change of Control with Termination	Termination by Executive For Good Reason(2)	Retirement	Death or Disability(3)
Robert J. Saltiel	Salary	$0	$2,214,000	$2,214,000	—	$1,845,000
	Bonus	$0	$2,214,000	$2,214,000	—	$0
	Stock Awards (4)	$10,943,768	$10,943,768	$10,943,768	—	$0
	Option Awards (5)	$1,383,411	$1,383,411	$1,383,411	—	$0

	TOTAL	$12,327,179	$16,755,179	$16,755,179	$0	$1,845,000

Mark L. Mey	Salary	$0	$1,100,000	$1,100,000	—	$1,100,000
	Bonus	$0	$825,000	$825,000	—	$0
	Stock Awards (4)	$4,504,419	$4,504,419	$4,504,419	—	$0
	Option Awards (5)	$310,475	$310,475	$310,475	—	$0

	TOTAL	$4,814,894	$6,739,894	$6,739,894	$0	$1,100,000

Arthur M. Polhamus	Salary	$0	$660,000	$660,000	—	$825,000
	Bonus	$0	$363,000	$363,000	—	$0
	Stock Awards (4)	$2,078,255	$2,078,255	$2,078,255	—	$0
	Option Awards (5)	$134,185	$134,185	$134,185	—	$0

	TOTAL	$2,212,440	$3,235,440	$3,235,440	$0	$825,000

Barry M. Smith	Salary	$0	$630,000	$630,000	—	$787,500
	Bonus	$0	$346,500	$346,500	—	$0
	Stock Awards (4)	$2,005,713	$2,005,713	$2,005,713	—	$0
	Option Awards (5)	$307,906	$307,906	$307,906	—	$0

	TOTAL	$2,313,618	$3,290,118	$3,290,118	$0	$787,500

Walter A. Baker	Salary	$0	$640,000	$640,000	—	$800,000
	Bonus	$0	$352,000	$352,000	—	$0
	Stock Awards (4)	$1,764,968	$1,764,968	$1,764,968	—	$0
	Option Awards (5)	$126,726	$126,726	$126,726	—	$0

	TOTAL	$1,891,693	$2,883,693	$2,883,693	$0	$800,000

(1)	Upon a change of control, the terms of the long-term incentive plans of the Company provide that all equity awards shall immediately vest and be fully earned and exercisable.
(2)	This column reflects amounts payable to an executive upon voluntary termination for good reason following a change of control.
(3)	Under the terms of the Salary Continuation Plan, upon death, each executive officer is entitled to 2.5 times annual salary or, if death is due to accidental causes, five times annual salary, payable to the executive’s beneficiary in 30 or 60 installments, respectively.
(4)	The amounts in these rows reflect the product of the closing price of our common stock as of September 30, 2013 and the number of stock awards for each executive that have not vested as of September 30, 2013.
(5)	The amounts in these rows assume full exercise of all options not exercisable as of September 30, 2013. The amounts reflect the product of such amount and the difference between the closing price of our common stock on September 30, 2013 and the applicable option exercise price.

PROPOSAL NO. 3

APPROVAL OF AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF FORMATION

General

On November 21, 2013, our Board of Directors approved, subject to obtaining the requisite approval from our shareholders at the Annual Meeting, an amendment to our Amended and Restated Certificate of Formation to increase the number of authorized shares of our common stock from 90,000,000 to 180,000,000. The Board believes that it is in the best interest of the Company and its shareholders to increase the number of shares of common stock authorized for issuance by 90,000,000 shares to provide the Company greater flexibility in considering and planning for future corporate needs.

The proposed amendment would amend and restate Section A of Article IV of our Amended and Restated Certificate of Formation to read as follows:

A. Authorized Amount of Capital Stock

The aggregate number of shares which the Corporation shall have authority to issue is one hundred eighty–one million (181,000,000) shares of capital stock, of which one hundred eighty million (180,000,000) shares shall be common stock (the “Common Shares”) each with a par value of $1.00 per share, and of which one million (1,000,000) shares, each without par value, shall be preferred stock (the “Preferred Shares”).

The amendment, if approved, will not increase the 1,000,000 shares of preferred stock we are authorized to issue. The additional shares of common stock authorized by the proposed amendment would have the same rights and privileges as the shares of common stock currently authorized. The common stock has no preemptive rights to purchase common stock or other securities. In addition, under Texas law, the Company’s shareholders are not entitled to dissenters’ or appraisal rights in connection with the proposed increase in the number of shares of common stock authorized for issuance.

If the amendment is approved, the effective time of the proposed increase in our authorized common stock will be the time and on the date which the amendment to our Amended and Restated Certificate of Formation is accepted and filed by the Texas Secretary of State.

Reasons for the Proposed Amendment and Potential Anti-Takeover Effects

As of December 20, 2013,             shares of common stock were issued and outstanding and             shares were reserved for issuance under our various long-term incentive plans, leaving             shares of common stock unissued and unreserved. We desire the authorization of additional shares of common stock to ensure that enough shares will be available in the event the Board of Directors determines that it is necessary or appropriate to (i) permit future stock splits in the form of stock dividends, (ii) raise additional capital through the sale of equity securities, (iii) acquire another company or its assets, (iv) allow for grants and awards pursuant to the Company’s equity compensation plans, or (v) satisfy other corporate purposes. The availability of additional shares of common stock is particularly important in the event that the Board of Directors needs to undertake any of the foregoing actions on an expedited basis and does not have the time to seek shareholder approval in connection with the contemplated issuance of common stock.

The increase in authorized common stock will not have any immediate effect on the rights of existing shareholders. However, the Board of Directors will have the authority to issue authorized common stock without requiring future shareholder approval of such issuances, except as may be required by applicable law or the rules of the NYSE. In particular, the NYSE requires shareholder approval for (i) acquisition transactions where the issuance could increase the number of the Company’s shares outstanding by 20 percent or more and (ii) any increase in shares reserved for issuance under equity compensation plans for the Company’s employees. In such cases, further shareholder authorization will be solicited. To the extent that additional authorized shares are issued in the future, they may decrease the existing shareholders’ percentage equity ownership and, depending on the price at which they are issued, could be dilutive to our existing shareholders. Any such issuances of shares could also have the effect of delaying or preventing a change of control of the Company without further action by the shareholders. The proposed amendment to our Amended and Restated Certificate of Formation is not in response to any effort of which the Company is aware to accumulate its common stock or obtain control of the Company, and, in recommending the proposed amendment, the Board of Directors was not motivated to implement an anti-takeover mechanism and has no plans or proposals to adopt any other provisions or enter into any arrangements that may have material anti-takeover consequences.

We do not have any current specific plans, proposals or arrangements, written or otherwise, to issue any of the newly available authorized shares of common stock for any purpose.

Required Vote

The affirmative vote of the holders of at least two-thirds of our outstanding shares of common stock entitled to vote is required for approval of the proposed amendment. Abstentions will have the same effect as votes against approval of the proposed amendment.

Recommendation of the Board

The Board of Directors recommends a vote “FOR” the approval of the proposed amendment to the Amended and Restated Certificate of Formation to authorize an increase in the number of authorized shares of the Company’s common stock from 90,000,000 to 180,000,000.

PROPOSAL NO. 4

RATIFICATION OF INDEPENDENT AUDITORS

General

The Audit Committee of our Board of Directors has selected PricewaterhouseCoopers LLP to serve as our independent auditors for fiscal year 2014. Although it is not required to do so, our Board of Directors wishes to submit the selection of PricewaterhouseCoopers LLP for ratification by our shareholders at the Annual Meeting. Even if this selection is ratified by shareholders at the Annual Meeting, the Audit Committee may in its discretion change the appointment at any time during the year if it determines that such a change would be in the best interests of our shareholders. If our shareholders do not ratify the selection of PricewaterhouseCoopers LLP, the Audit Committee will reconsider its selection. PricewaterhouseCoopers LLP will have representatives present at the shareholders’ meeting who will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Vote Required

Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors requires the affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy who are entitled to vote, and who voted for or against the proposal, at a meeting at which a quorum is present. Abstentions and broker non-votes will have no effect the outcome of the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors.

Recommendation of the Board

The Board of Directors recommends a vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors.

AUDIT COMMITTEE REPORT

Management is primarily responsible for the Company’s financial statements and the reporting process, including the systems of internal controls. PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, is responsible for performing an independent integrated audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board and for issuing a report on those statements and the Company’s effectiveness of internal control over financial reporting. As the Audit Committee, we oversee the financial reporting process and internal control system on behalf of the Board of Directors. The Audit Committee met in person four times, with an additional four conference call meetings, during fiscal year 2013 for a total of eight meetings. At various times during the 2013 fiscal year, the Audit Committee met with PricewaterhouseCoopers LLP and the internal auditors, with and without management present.

In the course of fulfilling our oversight responsibilities, we reviewed and discussed the audited financial statements, as well as Management’s Discussion and Analysis, included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013, with management and PricewaterhouseCoopers LLP.

This review included a discussion of, among others:

•	All critical accounting policies followed by the Company;

•

The reasonableness of significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including the quality of the Company’s accounting principles;

•	The integrity and effectiveness of the Company’s disclosure controls;

•	The clarity and completeness of financial disclosures;

•	The adequacy of internal controls that could significantly affect the Company’s financial statements;

•	Items that could be accounted for using alternative treatments within GAAP;

•

Any significant deficiencies in internal control over financial reporting raised by PricewaterhouseCoopers LLP during its audit of the Company’s financial statements and internal control over financial reporting; and

•	The potential effects of regulatory and accounting initiatives, as well as any off balance sheet structures, on the Company’s financial statements.

Based on the review and discussions referred to above, we recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s 2013 Form 10-K.

We have discussed with PricewaterhouseCoopers LLP the matters required to be discussed by PCAOB Rule 3200T, Interim Auditing Standards Section 380, Communications With Audit Committees, as modified or supplemented, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed audit and non-audit fees paid to PricewaterhouseCoopers LLP during 2013, including those pre-approved pursuant to the Company’s policy and in compliance with PCAOB Rule 3524. We reviewed and approved the Company’s policies regarding the provision of non-audit services by PricewaterhouseCoopers LLP to the Company and the hiring of employees of PricewaterhouseCoopers LLP by the Company.

We reviewed the independence of PricewaterhouseCoopers LLP from the Company and its management. This review included receipt and review of independence communications from PricewaterhouseCoopers LLP required by the PCAOB’s Rule 3526.

As the Audit Committee, we approved the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. In connection with that approval, we

•	reviewed the scope of an overall plan for the annual audit for 2014;

•	approved an estimate of audit related fees to be provided by PricewaterhouseCoopers LLP; and

•	considered PricewaterhouseCoopers LLP’s description of their quality control procedures.

Additionally, we

•	reviewed the scope of the internal audit plan for 2014;

•	reviewed the adequacy of certain financial policies;

•	reviewed and discussed the results of meetings of the Company’s Disclosure Committee;

•	on a quarterly basis, reviewed the Company’s financial results prior to their public issuance;

•	reviewed the Company’s compliance with certain legal and regulatory requirements;

•	reviewed the performance of the internal audit function;

•	reviewed significant legal developments as described by management of the Company; and

•	reviewed all complaints in accordance with the Company’s Whistleblower Policy.

Audit Committee:

Deborah A. Beck

George S. Dotson

Jack E. Golden

Jeffrey A. Miller

James R. Montague

Phil D. Wedemeyer, Chair

January 13, 2014

AUDIT FIRM FEE SUMMARY

During fiscal years 2013 and 2012, PricewaterhouseCoopers LLP was our independent registered public accounting firm, and it provided services in the following categories and amounts.

	Fiscal Year
	2013	2012
Audit Fees (1)	$1,387,611	$1,174,478
Audit-Related Fees (2)	$58,700	$0
Tax Fees (3)	$518,113	$944,287
All Other Fees (4)	$36,190	$49,800

Total	$2,000,614	$2,168,565

(1)	Amounts include fees and expenses for professional services rendered for the audit of the consolidated financial statements and audit of internal control over financial reporting of the Company, as well as statutory audit fees. Amounts for 2013 also include fees related to the delivery of a comfort letter and fees related to registration statement filings. The amount for 2012 also includes fees related to the delivery of a comfort letter.
(2)	Amount includes fees for consultations related to our responses to SEC comment letters.
(3)	Amount relates to tax compliance, business planning and restructuring services connected with our foreign locations.
(4)	Amount includes fees related to a system pre-implementation review and software licensing fees.

The Audit Committee approves the engagement of our independent registered public accounting firm to render audit or non-audit services prior to the engagement based upon a proposal by such firm and an estimate of fees and expected scope of engagement.

EQUITY COMPENSATION PLANS

The table below provides information relating to our equity compensation plans as of September 30, 2013, all of which have been approved by our shareholders:

Number of shares of common stock to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of shares of common stock available for future issuance under equity compensation plans (excluding securities to be issued upon exercise of outstanding options)(1)	Weighted-average remaining term of outstanding options
989,198	$ 33.21	2,199,194	5.9

(1)	As of September 30, 2013, there were 849,475 unvested awards of restricted stock units and performance-based restricted stock units outstanding which have been excluded from the number of shares of common stock available for future issuance.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Such persons are required to furnish us with copies of all Section 16(a) reports or forms they file.

Based solely on our review of the copies of such forms we have received, and written representations from certain reporting persons that no reports on Form 5 were required for those persons, we believe that, during the period from October 1, 2012 through September 30, 2013, all filing requirements applicable to our officers, directors and shareholders owning greater than 10% of our outstanding common stock were complied with. On December 21, 2010, the Company amended outstanding restricted stock unit awards for each of Messrs. Saltiel and Mey, which awards were originally granted on December 15, 2009 and August 11, 2010, respectively. Forms 4 reporting the amendments, which added performance-based vesting criteria to the awards and may be deemed for Section 16 disclosure purposes to be a cancellation of the existing awards and a re-grant of replacement awards, were not filed in December 2010.

Shareholder Proposals

Shareholder Proposals in the Proxy Statement. Proposals from our shareholders intended to be included in our proxy statement for the 2015 Annual Meeting of Shareholders must be received at our principal executive offices (directed to our Corporate Secretary at the address indicated on the first page of this proxy statement) no later than September 15, 2014 and must comply with the requirements of the proxy rules promulgated by the SEC in order to be included in the proxy statement and form of proxy related to that meeting.

Shareholder Proposals and Nominations for Directors to be Presented at Annual Meeting. Our By-laws permit shareholders to propose business to be considered or to nominate directors for election by the shareholders at our annual meeting. To propose business or to nominate a director, the shareholder must deliver a notice to the Corporate Secretary not earlier than October 22, 2014 and not later than November 21, 2014 and must comply with the advance notice requirements set forth in our By-laws and with the requirements of the proxy rules promulgated by the SEC. A copy of our By-laws may be found on our website at www.atwd.com under “Investor Information – Corporate Governance” and is available upon request to the Corporate Secretary, Atwood Oceanics, Inc., 15011 Katy Freeway, Suite 800, Houston, Texas 77094.

Other Matters

Management does not intend to bring any other matters before the meeting and has not been informed that any matters are to be presented by others. In the event any other matters properly come before the meeting, the persons named in the enclosed form of proxy will vote the proxies under discretionary authority therein in accordance with their judgment on such matters.

Your vote is very important. It is important that your shares be represented. Regardless of whether you plan to attend the meeting in person, please take a moment now to vote your proxy over the Internet, by telephone, or by completing and signing the form of proxy and promptly returning it in the envelope provided. We will provide, without charge, upon written request of any shareholder, a copy of our 2013 Annual Report to Shareholders, including consolidated financial statements and financial statement schedules. Please direct such request to the Corporate Secretary, Atwood Oceanics, Inc., 15011 Katy Freeway, Suite 800, Houston, Texas 77094, 281-749-7800.

Walter A. Baker

Vice President, General Counsel

and Corporate Secretary

Houston, Texas

January 13, 2014

PROXY

ATWOOD OCEANICS, INC.

ANNUAL MEETING OF SHAREHOLDERS

FEBRUARY 19, 2014, 12:00 P.M.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Mark L. Mey and Walter A. Baker, or either of them, as proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock, par value $1.00 per share, of Atwood Oceanics, Inc., held of record by the undersigned as of the close of business on December 20, 2013, at the Annual Meeting of Shareholders to be held on February 19, 2014 or any adjournment or postponement thereof.

1.	To elect the following director nominees:

DEBORAH A. BECK	HANS HELMERICH	ROBERT J. SALTIEL
GEORGE S. DOTSON	JEFFREY A. MILLER	PHIL D. WEDEMEYER
JACK E. GOLDEN	JAMES R. MONTAGUE

☐ FOR all nominees listed	☐ WITHHOLD authority to vote for all nominees listed	☐ FOR all except

(INSTRUCTION: To withhold authority to vote for any individual nominee, mark “FOR all except” and write the name(s) of the nominee(s) on the line below.)

2.	To approve, by a shareholder non-binding, advisory vote, the compensation of our named executive officers:

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	To approve an amendment of our Amended and Restated Certificate of Formation to increase the number of authorized shares of our common stock from 90,000,000 to 180,000,000:

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for fiscal year 2014:

☐ FOR	☐ AGAINST	☐ ABSTAIN

5.	To transact such other business as may properly come before the meeting or any adjournments thereof.

(see reverse side)

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON FEBRUARY 19, 2014.

A COPY OF THE PROXY STATEMENT, THIS FORM OF PROXY, AND THE ATWOOD OCEANICS, INC. 2013 ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE AT www.proxyvote.com.

If no direction is made, the Proxy will be voted in accordance with our Board of Directors’ recommendations.

Please sign exactly as name appears hereon.

SIGNATURE (Please sign within box)	DATE

SIGNATURE (Joint Owners)	DATE

NOTE: When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Joint owners should each sign personally. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

PLEASE MARK IN BLUE OR BLACK INK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.